EXHIBIT 10.2

LOAN AND SECURITY AGREEMENT

by and between

PRECISION AEROSPACE COMPONENTS, INC.,
as Parent and an Obligor

FREUNDLICH SUPPLY COMPANY, INC.
TIGER-TIGHT CORP.
APACE ACQUISITION I, INC.
APACE ACQUISITION II, INC.,
as Borrowers,

NEWSTAR BUSINESS CREDIT, LLC,
as Administrative Agent,

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

Dated as of May 25, 2012

i

Table of Contents

v

SCHEDULES
Schedule 1.1A - Lenders’ Commitments
Schedule 1.1B - Commercial Tort Claims
Schedule 1.1C - Designated Accounts
Schedule 1.1D - Extended Term Exceptions
Schedule 1.1E - Liens
Schedule 8.1 - Fundamental Information
Schedule 8.7 - Litigation
Schedule 8.11 - Location of Collateral
Schedule 8.15 - Proprietary Rights
Schedule 8.16 - Investment Property
Schedule 8.17 - Real Property; Leases
Schedule 8.18 - Material Agreements
Schedule 8.19 - Bank Accounts
Schedule 8.21 - Debt
Schedule 8.31 - Release of Hazardous Materials

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement is executed and entered into as of May 25, 2012, among PRECISION AEROSPACE COMPONENTS, INC., a Delaware corporation (“Parent”), FREUNDLICH SUPPLY COMPANY, INC., a Delaware corporation, TIGER-TIGHT CORP., a Delaware corporation, APACE ACQUISITION I, INC., a Delaware corporation and APACE ACQUISITION II, INC., a Delaware corporation (each a “Borrower” and together with Parent, each an “Obligor” and collectively “Obligors”), the lenders from time to time party to this Agreement (together with their respective successors and permitted assigns, each individually a “Lender” and collectively the “Lenders”) and NEWSTAR BUSINESS CREDIT, LLC, a Delaware limited liability company, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

Administrative Agent, Lenders and Obligors desire to enter into certain financing arrangements according to the terms and provisions as set forth hereinbelow.  Therefore, for value received, the receipt and sufficiency of which is hereby acknowledged, together with the mutual benefits provided herein, Administrative Agent, Lenders and each Obligors hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions.  The following definitions shall apply throughout this Agreement:

“Account” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a right to payment of a monetary obligation, whether or not earned by performance, for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, or for services rendered or to be rendered.

“Account Debtor” means a person obligated on an Account, Chattel Paper, or General Intangible.

“Acquisition” means the purchase of the Purchased Assets by Parent, Apace I, and Apace II from Sellers pursuant to the terms of the Asset Purchase Agreement as in effect on the Initial Funding Date.

“Administrative Agent” has the meaning given to such term in the preamble hereto.

“Administrative Agent’s Liens” means Liens granted in favor of Administrative Agent, for the benefit of Lenders, pursuant to this Agreement or any of the other Loan Documents.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, five percent (5.0%) or more of the outstanding Equity Interest of such Person.  For this purpose, a Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Accommodations” means, with respect to an Obligor and the Obligations owing by each other Obligor, the Affiliate Guaranty, the Affiliate Pledge and each other accommodation made by such Obligor for the benefit of a Borrower, pursuant to Article XV.

“Affiliate Guaranty” means, with respect to an Obligor and the Obligations owing by each other Obligor, the guaranty of payment by such Obligor, as provided by Section 15.2.

“Affiliate Pledge” means, with respect to an Obligor and the Obligations owing by each other Obligor, the grant by such Obligor of a Lien in property of such Obligor to secure such Obligations, as provided by Section 15.3.

“Agreement” means this Loan and Security Agreement and all schedules, exhibits and addenda hereto, as may be renewed, extended, amended, supplemented, restated or otherwise modified from time to time.

“Agreement Date” means the date as of which this Agreement is dated as specified in the preamble to this Agreement.

“Aggregate Availability” means, at any time, the aggregate Availability of all Borrowers.

“Aggregate Borrowing Base” means an amount, determined for all Borrowers, equal to the sum of the amount of the Borrowing Base for each Borrower.

“Aggregate Borrowing Base Certificate”  means a certificate signed by a Responsible Officer of the Borrower Representative, setting forth the calculation of the Aggregate Borrowing Base, including a calculation of each component thereof, for each Borrower, in form, presentation and detail satisfactory to Administrative Agent in its discretion.

“Apace I” means Apace Acquisition I, Inc., a Delaware corporation, and its successors.

“Apace II” means Apace Acquisition II, Inc., a Delaware corporation, and its successors.

“Apace I Term Loan” has the meaning prescribed by Section 3.1(a).

“Apace II Term Loan” has the meaning prescribed by Section 3.1(b).

“Applicable Law” means, as to a Person, any law (statutory or common), treaty, rule or regulation of a Governmental Authority or determination of a court or binding arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Fair Labor Standards Act of 1938, the Occupational Safety and Health Act of 1970, all applicable laws (including programs, permits and guidance promulgated by regulatory agencies) relating to public health or the protection or pollution of the environment, including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i) and the Clean Water Act (33 U.S.C. § 1251 et seq.).

“Applicable Margin” means, with respect to Loans accruing interest in reference to a Designated Index, (a) on and after the Agreement Date and until the effective date of any adjustment as provided below, the applicable rate per annum shown with respect to such Designated Index for such Loans under the caption “Applicable Margin” with respect to Level III, as set forth in the table below and (b) thereafter, the applicable rate per annum shown with respect to such Designated Index for such Loans under the caption “Applicable Margin” with respect to the “Level” corresponding to the Fixed Charge Coverage Ratio for Parent and its Subsidiaries for the most recent four Fiscal Quarters, as set forth in the table below:

Level	Fixed Charge Coverage Ratio	Applicable Margin
		LIBOR Rate		Base Rate
		Revolving Loans	Term Loans	Revolving Loans	Term Loans
I	> 2.50	3.00	7.10	1.50	5.60
II	≥ 2.00 ≤ 2.50	3.25	7.35	1.75	5.85
III	< 2.00	3.50	7.60	2.00	6.10

For purposes of clause (b) preceding, any adjustment to the Applicable Margin shall be determined based upon the Fixed Charge Coverage Ratio for Parent and its Subsidiaries as of the last day of each Fiscal Quarter beginning March 31, 2013 and continuing thereafter, in each case for the preceding twelve (12) Fiscal Months, based upon the financial statements for Parent and its Subsidiaries delivered pursuant to Section 9.4, and any adjustment resulting from any such determination shall become effective on the first day of the calendar month next following the expiration of five (5) days after delivery to Administrative Agent of such financial statements and ending on the date immediately preceding the effective date of the next such change, if any, provided, that during the existence of any Event of Default, at the option of Administrative Agent and otherwise subject to the terms of this Agreement, the Applicable Margin shall be deemed to be the rate specified for Level III.

“Asset Purchase Agreement” means the certain Asset Purchase Agreement, dated on or before the Initial Funding Date, among Sellers, Parent, Apace I and Apace II, consistent with the terms of this Agreement, pursuant to which, concurrently with the funding of the initial Loans, each of Parent, Apace I and Apace II, respectively, will purchase and acquire all right, title and interest in and to the Purchased Assets to be purchased and acquired by Parent and each such Borrower, as applicable, as provided therein.

“Availability” means, with respect to a Borrower as of any date of determination, an amount equal to (a) the Borrowing Base of such Borrower less (b) the unpaid balance of Revolving Loans of such Borrower, in each case determined as of such day.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.).

“Base Rate” means the greater of (a) 3.25% or (b) the rate per annum published from time to time in the “Money Rates” table of The Wall Street Journal (or such other presentation within The Wall Street Journal as may be adopted hereafter for such information) as the base or prime rate for corporate loans at the nation’s largest commercial banks (or if more than one such rate is published, the higher or highest of the rates so published), provided, that if such rate is no longer published by The Wall Street Journal, then the rate described in this clause (b) shall be equal to the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15(519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein or any similar release by the Federal Reserve Board, in each case as determined by Administrative Agent.

“Borrower” and “Borrowers” each has the meaning prescribed for such term as provided in the preamble paragraph of this Agreement, and in each case includes successors and permitted assigns.

“Borrower Representative” has the meaning prescribed for such term by Section 16.1.

“Borrowing Base” means, with respect to a Borrower as of any day of determination, an amount equal to the sum of:

(a)           the lesser of

(i)            the sum of (A) eighty-five percent (85%) of the Net Amount of Eligible Accounts of such Borrower plus (B) eighty-five percent (85%) of NOLV of Eligible Inventory of such Borrower, provided, that the amount included in the Borrowing Base of such Borrower under this clause (a)(i)(B), together with the aggregate amount included in the Borrowing Base of each other Borrower under this clause (a)(i)(B) is limited to, and shall not exceed, an amount equal to the lesser of (x) $6,500,000 or (y) an amount equal to 1.857 times the aggregate amount included in the Borrowing Base of all Borrowers under clause (a)(i)(A); or

(ii)            the Revolving Credit Limit, minus

(b)           the aggregate amount of reserves implemented by Administrative Agent pursuant to Section 2.1 with respect to such Borrower, in each case determined as of such day.

“Borrowing Base Certificate” means a certificate of a Borrower, signed by a Responsible Officer of such Borrower, setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in form, presentation and detail satisfactory to Administrative Agent in its discretion.

“Borrowing Notice” means a request for a Loan in compliance with the requirements of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in Dallas, Texas are required or permitted to be closed.

“Capital Expenditures” has the meaning prescribed for such term by GAAP.

“Capital Lease” means any lease of property by an Obligor which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of such Obligor.

“Chattel Paper” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods.  “Chattel Paper” includes, without limitation, electronic chattel paper.

“Collateral” means, collectively, all property specified in Section 6.1 and Section 15.3 and all other property and interest in property of each Obligor in which each such Obligor grants a Lien to Administrative Agent pursuant to the Loan Documents.

“Commercial Tort Claim” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, in the case of an Obligor, any tort cause of action claimed by such Obligor, including those listed on Schedule 1.1B.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans in an aggregate amount not exceeding the amount set forth opposite such Lender’s name on Schedule 1.1A, as such amount may be modified from time to time pursuant to the terms hereof; provided, that no Lender’s obligation to make Loans shall ever exceed such Lender’s Percentage Share of such Loans.

“Compliance Certificate” a certificate meeting the requirements of Section 9.6 and otherwise in form satisfactory to Administrative Agent.

“Contracting Officer” means, with respect to a Government Contract, the Person who is the responsible contracting officer (as such term is used in Federal Acquisition Regulation § 42.1204) of the United States or applicable agency thereof.

“Control”, with respect to a Deposit Account of an Obligor, has the meaning prescribed with respect thereto as prescribed by the UCC, evidenced by a control agreement in form and substance satisfactory to Administrative Agent, among such Obligor, Administrative Agent and a commercial bank satisfactory to Administrative Agent.

“Debt” means, with respect to a Person, (a) all obligations for borrowed money of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (d) all obligations of such Person for the deferred purchase price of assets, (e) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person, (f) asset securitizations and synthetic leases, (g) Capital Lease obligations, (h) all net indebtedness, liabilities and obligations under interest rate, credit, commodity, foreign exchange or similar transactions for the purpose of hedging such Person’s exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices, and (i) all liabilities which would under GAAP be shown on such Person’s balance sheet as a liability.

“Default” means an event, condition or occurrence that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means with respect to the Obligations on any day, a rate per annum equal to the sum of (i) the rate of interest applicable to such Obligations on such day pursuant to Section 4.1 plus (ii) two percent (2.0%).

“Defaulting Lender” means any Lender that fails to make any advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means the interest rate then applicable to Revolving Loans.

“Deposit Account” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a nonnegotiable certificate of deposit or a demand, time, savings, passbook, or similar account maintained with a bank.

“Designated Account” means, with respect to a Borrower, the Deposit Account designated for such Borrower in Schedule 1.1C.

“Designated Index” means, (a) on any day from the Agreement Date through August 31, 2012, the LIBOR Rate, and (b) on any day during a calendar quarter thereafter, the Index applicable for such calendar quarter as determined pursuant to Section 4.2.

“Distribution” means, with respect to a Person, any dividend or other distribution, in respect of its Equity Interests, any repayment of Debt owing to a holder of Equity Interests (other than repayment of Debt solely with Equity Interests) or any payment on account of the purchase, redemption or other acquisition or retirement of its Equity Interests.

“Document” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, any bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, or any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers, and which purports to be issued by or addressed to a bailee and purporting to cover goods in the bailee’s possession which are either identified or are fungible portions of an identified mass.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, with respect to a Person for any period, consolidated Net Income (excluding, to the extent included in Net Income, non-cash compensation solely in the form of Equity Interests, or warrants or options for Equity Interests, of such Person), minus extraordinary gains plus Interest Expense, income taxes, and depreciation and amortization for such period, as determined in accordance with GAAP, in each case determined for such Person for such period.

“Eligible Account” means an Account of a Borrower which is acceptable to Administrative Agent for purposes of determining the Borrowing Base and meets all criteria for inclusion in the Borrowing Base as determined and established by Administrative Agent from time to time in its discretion.  Without limiting the discretion of Administrative Agent to establish other criteria of ineligibility, unless otherwise agreed by Administrative Agent, Eligible Accounts shall not include any Account:  (a) which is not owned exclusively by such Borrower, (b) which is not subject to a first priority and perfected security interest in favor of Administrative Agent, (c) with respect to which (i)(A) in respect of any Account listed on Schedule 1.1D, more than 120 days have elapsed since the date of original invoice or (B) in respect of any other Account, more than 90 days have elapsed since the date of the original invoice or (ii) which is unpaid, in whole or in part, more than 60 days after its original due date, (d) if 25.0% or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (c) above, (e) owed by an Account Debtor to the extent (and only to the extent) the amount owing thereon, when added to the aggregate amount owing on all Accounts owed by such Account Debtor, would exceed (i) 40% of the aggregate amount of all Eligible Accounts of all Borrowers owed at such time by the United States or any agency thereof or (ii) 20% of the aggregate amount of all Eligible Accounts of all Borrowers owed at such time by all other Account Debtors, (f) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis or a progress billing under an agreement which requires further performance by such Borrower, (g) with respect to which the Account Debtor on such Account is an individual or with respect to which any of the following events has occurred as to the Account Debtor on such Account:  the filing of any petition for relief under the Bankruptcy Code or similar insolvency laws, a general assignment for the benefit of creditors, the appointment of a receiver or trustee, application or petition for dissolution, the sale or transfer of all or any material part of the assets or the cessation of the business as a going concern, (h) owed by an Account Debtor which does not maintain its chief executive office in the United States or is not organized under the laws of the United States or any state thereof, (i) owed by an Account Debtor which is an Affiliate or employee of a Borrower, (j) with respect to which either the perfection, enforceability, or validity of Administrative Agent’s Lien in such Account, or Administrative Agent’s right or ability to obtain direct payment to Administrative Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and (i) except as provided otherwise by clause (ii) following, such Account has been assigned to Agent in compliance with the federal Assignment of Claims Act or (ii) if such Account arises under a contract that was assigned to such Borrower from the Sellers pursuant to the Acquisition and more than 45 days have passed since the date of such assignment, such assignment has been duly recorded with and accepted by such Account Debtor and such Account has been assigned to Agent in compliance with the federal Assignment of Claims Act, (k) owed by an Account Debtor to which a Borrower or any of its Subsidiaries is indebted in any way, or which is subject to any right of setoff or recoupment, or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor, but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim, (l) which is evidenced by a promissory note or other instrument or by chattel paper, (m) which relates to a sale not made in the ordinary course of such Borrower’s business, (n) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been fully performed by such Borrower, and, if applicable, accepted by the Account Debtor, or with respect to which the Account Debtor has revoked its acceptance of any such goods or services, (o) which arises out of an enforceable contract or order which, by its terms, forbids, restricts or makes void or unenforceable the granting of a Lien by such Borrower to Administrative Agent with respect to such Account, (p) with respect to which Administrative Agent believes that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay, or (q) owed by an Account Debtor, to the extent the amount owing thereon exceeds the credit limit extended to such Account Debtor by such Borrower.  The identification of specific exclusions from eligibility herein is not exclusive or exhaustive.  Administrative Agent reserves the right in its discretion to establish additional or different criteria for determining Eligible Accounts, at any time, without prior notice.

“Eligible Inventory” means Inventory of a Borrower which is acceptable to Administrative Agent for purposes of determining the Borrowing Base and meets all criteria for inclusion in the Borrowing Base as determined and established by Administrative Agent from time to time in its discretion.  Without limiting the discretion of Administrative Agent to establish other criteria of ineligibility, unless otherwise agreed by Administrative Agent, Eligible Inventory shall not include any Inventory (a) which is not owned exclusively by such Borrower, (b) which is not subject to a first priority and perfected security interest in favor of Administrative Agent and is subject to no other Lien, (c) other than finished goods, work-in-process and raw materials Inventory, (d) which is not in good condition, or is unmerchantable or does not meet all standards imposed by any Governmental Authority having regulatory authority over such goods or their use or sale, (e) which is not currently either usable or salable, at prices approximating at least cost, in the normal course of such Borrower’s business, (f) which is obsolete or returned or repossessed or used goods taken in trade, (g) which is located outside the United States or is in-transit from vendors or suppliers, (h) which is located in a public warehouse or is in possession of a bailee or in a facility leased by such Borrower unless (i) the warehouseman, bailee, or lessor, as the case may be, has delivered to Administrative Agent a waiver or subordination agreement in form and substance satisfactory to Administrative Agent or (ii) the leased facility is 2200 Arthur Kill Road, Staten Island, New York and no more than six months have passed since the Agreement Date, or (i) that contains or bears any Proprietary Rights licensed to such Borrower by another Person unless such Borrower has delivered to Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to Administrative Agent or Administrative Agent is otherwise satisfied that it may sell or otherwise dispose of such Inventory in accordance with Section 12.2 without infringing the rights of the licensor of such Proprietary Rights or violating any contract of such Borrower with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement).  The identification of specific exclusions from eligibility herein is not exclusive or exhaustive.  Administrative Agent reserves the right in its discretion to establish additional or different criteria for determining Eligible Inventory, at any time, without prior notice.

“Environmental Laws” means any and all Applicable Laws relating to the protection or conservation of the environment, including (a) those relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, and (b) those otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equipment” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, with respect to a Person, all personal property used or useable by such Person in its business.

“Equity Interests” means, with respect to a Person, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as being employed by the same employer as the employees of an Obligor under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as being employed by the same employer as the employees of an Obligor under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which an Obligor is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with an Obligor and whose employees are aggregated with the employees of an Obligor under IRC Section 414(o).

“ERISA Benefit Plan” means any “employee benefit plan” (as defined in  3(3) of ERISA) for which an Obligor or any Subsidiary or ERISA Affiliate of an Obligor is, or at any time during the immediately preceding six (6) years has been, an “employer” as defined in  3(5) of ERISA.

“Event of Default” has the meaning prescribed by Section 11.1.

“Excess Cash Flow” means, with respect to Parent and its Subsidiaries for a Fiscal Year, an amount equal to EBITDA, minus (a) all principal and interest paid, minus (b) taxes paid, minus (c) unfinanced Capital Expenditures, minus (d) changes to working capital as determined according to GAAP, in each case determined for such Fiscal Year according to Borrower’s audited financial statements delivered pursuant to Section 9.4(a).

“Fiscal Month” means a calendar month.

“Fiscal Quarter” means one of four fiscal quarters of a Fiscal Year, each consisting of a period of three (3) consecutive Fiscal Months, with the first of such quarters beginning on the first day of a such Fiscal Year and the last of such quarters ending on the last day of such Fiscal Year.

“Fiscal Year” means the fiscal year for financial accounting purposes, applicable to Parent and its Subsidiaries beginning on January 1 and ending on December 31.

“Fixed Charge Coverage Ratio” means, for a Person as of the last day of a Fiscal Quarter, the ratio of (a) the rolling twelve month EBITDA (provided, that for purposes of this clause (a), EBITDA shall exclude expenses of a Borrower that are directly allocable, dollar for dollar, to new cash contributions received by such Borrower in respect of the sale of Equity Interests, as demonstrated by such Borrower in writing in form and substance satisfactory to Administrative Agent), to (b) (i) unfinanced Capital Expenditures, plus (ii) taxes paid by such Person, plus (iii) Interest Expense paid, plus (v) principal payments made or required to be made on any and all long term Debt, in each case determined for such Fiscal Quarter (A) on any date of determination prior to June 1, 2013, for the period from June 1, 2012 through such date of determination and (B) thereafter, for the preceding twelve Fiscal Months.

“GAAP” means generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants, consistently applied, as in effect on the Agreement Date.

“General Intangibles” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and in any event includes, without limitation, all intangible personal property of every kind and nature (other than Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Instruments, Investment Property, Letter of Credit Rights, letters of credit and money), including, without limitation, contract rights, business records, rights and claims against carriers and shippers, customer lists, registrations, licenses, franchises, tax refund claims, rights to indemnification, warranty or guaranty contract, claims for any damages arising out of or for breach or default under or in connection with any contract, rights to exercise or enforce remedies, powers and privileges under any contract and rights and claims to any amounts payable under any contract of insurance, including without limitation, business interruption, property, casualty, key employee life or any other insurance.

“Government Contract” means, with respect to a Person, a contract for the provision of goods or services by such Person, under which the Account Debtor is the United States or an agency thereof.

“Governmental Authority” means any federal, state or local government, any subdivision thereof, and any agency, entity, instrumentality or authority owned or controlled thereby.

“Guaranty” means, with respect to a Person, an obligation of, or agreement by, such Person which directly or indirectly guarantees or assures, or in effect guarantees or assures, the payment, performance or collection of any obligations of another Person or assures or in effect assures the holder thereof against loss in respect thereof.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Indemnified Claims” means any and all claims, demands, actions, causes of action, judgments, obligations, liabilities, losses, damages and consequential damages, penalties, fines, costs, fees, expenses, Lender Party Expenses and disbursements (including without limitation, fees and expenses of attorneys and other professional consultants and experts in connection with investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against, or incurred or paid by, an Indemnified Person at any time and from time to time, because of, resulting from, in connection with, or arising out of any transaction, act, omission, event or circumstance in any way connected with the Collateral, the Loan Documents (including enforcement of Administrative Agent’s or Lenders’ rights thereunder or defense of Administrative Agent’s or Lenders’ actions thereunder), any Default or Event of Default or any acts or omissions taken by such Indemnified Person in connection with this Agreement or administration of the Loan Documents.

“Indemnified Persons” collectively means Administrative Agent, Swing Lender, each Lender and their Affiliates, Equity Interest owners, officers, directors, members, managers, employees, agents and representatives.

“Index” means the reference rate for determining the rate of interest to accrue on the Obligations, being either the LIBOR Rate or the Base Rate.

“Initial Funding Date” means the date, not later than the date that is five (5) Business Days after the Agreement Date, on which all conditions precedent specified in Article VII have been satisfied or waived.

“Initial Funding Date Certificate” means a certificate in form and substance satisfactory to Administrative Agent executed by a duly authorized officer of each Obligor, dated and delivered on the Initial Funding Date, certifying that, as of the Initial Funding Date (a) all conditions precedent as set forth in Section 7.1 have been fulfilled, (b) all of the representations and warranties made by Obligors in this Agreement are true and correct in all material respects as of the Initial Funding Date (except to the extent, if any, that any such representations and warranties relate solely to an earlier date, in which case any such representations and warranties are true and correct as of such date), (c) no Default or Event of Default has occurred and is continuing, (d) Aggregate Availability, after giving effect to the initial Revolving Loans and the Term Loans and application of the proceeds thereof, the payment of all taxes then due and payable by each Obligor, all fees then due and payable under Section 4.3 and all Lender Party Expenses then due and payable and provision for reducing trade Debt to within thirty (30) days of terms, is equal to or greater than $500,000, (e) all amounts required to effect the full payment of the aggregate cash amount of the purchase price payable by each Obligor under the Asset Purchase Agreement have been funded to the Seller or deposited with Administrative Agent for funding to the Seller, in either such case as required by the Asset Purchase Agreement and (f) attaching a true and correct copy of the final Asset Purchase Agreement, executed by Obligors and Sellers, and all related exhibits and schedules thereto, in form and substance substantially identical to the form of Asset Purchase Agreement attached to the closing certificate delivered by Obligors pursuant to Section 7.1(a)(xxiii).

“Instrument” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in the ordinary course of business is transferred by delivery with any necessary indorsement or assignment.

“Intangible Assets” means assets that are treated as intangible pursuant to GAAP, including, without limitation:  (a) obligations owing by officers, directors, members, managers, employees, subsidiaries, Affiliates or any Person in which any such officer, director, member, manager, employee, subsidiary, or Affiliate owns any interest and (b) any asset which is intangible or lacks intrinsic or marketable value or collectibility, including, without limitation, goodwill, noncompetition agreements, patents, copyrights, trademarks, franchises, organization or research and development costs.

“Interest Expense” means, for a Person for a period, total interest expense for such Person for such period, as determined in accordance with GAAP.

“Inventory” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, with respect to a Person, goods (including goods in-transit) that (a) are held or to be held by such Person for sale or lease or to be furnished under a contract of service, (b) are leased or to be leased by such Person as lessor or (c) consist of raw materials, work in process, finished goods or materials used or consumed in such Person’s business.

“Investment” means any loan or advance made to a Person, or any investment made, directly or indirectly in a Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, guarantee, advance, capital contribution or otherwise and whether made in cash by the transfer of Property or otherwise.

“Investment Property” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a security (whether certificated or uncertificated) security entitlement, securities account, commodity contract, or commodity account.

“IRC” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Lender” and “Lenders” have the respective meanings set forth in the preamble hereto and shall include the Swing Lender and any other Person made a party to this Agreement in accordance with the provisions of Section 17.12.

“Lender Party Expenses” has the meaning prescribed for such term by Section 17.5.

“Lender Parties” means Administrative Agent, Swing Lender and each Lender.

“Letter of Credit Rights” has the meaning prescribed for such term as defined by the UCC, which definition is incorporated herein by reference, and includes, without limitation, a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Leverage Ratio” means, for a Person as of the end of a Fiscal Month, the ratio of Total Senior Debt to Tangible Net Worth, determined for such Person as of the end of such Fiscal Month.

“LIBOR Rate” means the greater of (a) the rate per annum published on each Business Day in the “Money Rates” table of The Wall Street Journal (or such other presentation within The Wall Street Journal as may be adopted hereafter for such information) as the one-month LIBOR rate, and (b) 1.50%; provided, that if such rate is no longer published by The Wall Street Journal, then the rate described in this clause (b) shall be a rate per annum determined by Administrative Agent in its sole discretion.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, collateral assignment, charge, claim, or lien arising from a security agreement, mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, conditional sale, trust receipt, lease, consignment or bailment for security purposes or similar agreement, or any contingent or other agreement to provide any of the foregoing.

“Loan” means any loan or advance made by Lenders to a Borrower under this Agreement and includes Swing Loans made by Swing Lender, and each Term Loan, and “Loans” means, collectively, all such loans and advances.

“Loan Documents” means this Agreement, each mortgage or deed of trust on Real Property, all deposit account control agreements, and any other documents or agreements executed in connection with any of the foregoing, and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral or any other aspect of the transactions contemplated by this Agreement, and in each case including any and all renewals, extensions, modifications or amendments of any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means a materially adverse change in, or effect on, the business, assets, operations, prospects or condition, financial or otherwise, of an Obligor, or a material impairment of the ability of an Obligor to perform any obligations under the Loan Documents or a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

“Maturity Date” means May 25, 2016.

“Maximum Rate” means the greater of (a) the “monthly ceiling” as referred to and in effect from time to time under the provisions of  303.004 of the Texas Finance Code, or (b) the maximum rate of interest permitted from day to day by any other applicable state or federal law.

“Net Amount” means, with respect to Eligible Accounts of a Borrower at any time, the gross amount of such Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed of a Borrower, determined in a manner acceptable to Administrative Agent in its discretion.

“Net Income” means, with respect to a Person for any period, net income, after income tax, if any, payable for such period, determined for such Person in accordance with GAAP.

“NOLV” means, the net orderly liquidation value percentage as reflected in the most recent Inventory appraisal delivered to Administrative Agent pursuant to Section 6.5.

“Novation Agreement” means, with respect to a Government Contract, a novation agreement as provided by Federal Acquisition Regulation § 42.1204.

“Obligations” means all obligations and indebtedness now or hereafter owing by Obligors or any Obligor under this Agreement or otherwise arising in connection with this Agreement or any of the other Loan Documents, including, without limitation, all loan repayment obligations in respect of the Revolving Loans and each Term Loan, accrued interest obligations, indemnity obligations and all obligations for payment or reimbursement for fees, costs and expenses as provided by this Agreement or any of the other Loan Documents, whether direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, including indebtedness and obligations, if any, which may be assigned to or acquired by any Lender Party, and any and all renewals and extensions of the foregoing or of any part thereof.

“Obligor” means each Parent, each Borrower, and each other direct or indirect Subsidiary of Parent.

“Parent” means Precision Aerospace Components, Inc., a Delaware corporation, and its successors.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Percentage Share” means, with respect to any Lender, (a) unless otherwise specifically set forth therein, when used in Sections 2.1, 2.2, 2.5 or 3.1 or if and when no Loans are outstanding, the percentage set forth opposite such Lender’s name on Schedule 1.1A and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time.

“Permitted Liens” means (a) Administrative Agent’s Liens, (b) Liens for unpaid taxes that are not delinquent, (c) Liens, if any, described in Schedule 1.1E, (d) Liens which constitute purchase money Liens and secure Debt permitted under clause (e), clause (f) or clause (g) of Section 10.5, but only to the extent such Liens attach only to the property acquired by the incurrence of such purchase money secured Debt, (e) the interests of lessors under operating leases, (f) statutory Liens in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business of a Borrower and not in connection with the borrowing of money, and which Liens are for sums not delinquent or (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance.

“Permitted Purchased Real Estate” means Real Property purchased by an Obligor (a) solely with cash proceeds of Equity Interests issued by Parent after the Agreement Date or (b) otherwise, solely with the prior written consent of Administrative Agent on terms satisfactory to Administrative Agent in its sole discretion.

“Person” means any individual, corporation, joint venture, general or limited partnership, trust, unincorporated organization or Governmental Authority.

“Prohibited Transaction” means a prohibited transaction as defined by ERISA.

“Proprietary Rights” means inventions, designs, blueprints, plans, specifications, licenses, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, trade secrets, good will and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions and continuations of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

“Protective Advances” means a Revolving Loan made pursuant to Section 2.4

“Purchased Assets” means the “Purchased Assets” as defined by the Asset Purchase Agreement as in effect on the Initial Funding Date.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Obligor and the improvements thereto.

“Reportable Event” means a reportable event as defined by ERISA.

“Required Lenders” means (a) Administrative Agent and (b) Lenders whose aggregate Percentage Shares equal or exceed fifty-one percent (51%); provided, that at any time there are two (2) or more Lenders, Required Lenders must include at least two (2) Lenders.

“Responsible Officer” means, with respect to an Obligor, its chief executive officer or president and, in addition, with respect to a Compliance Certificate or a Borrowing Base Certificate, its chief financial officer or treasurer.

“Restricted Investment” means, with respect to an Obligor, any Investment other than (a) the purchase of Inventory by a Borrower in the ordinary course of business, (b) acquisition of a business or assets with the prior written consent of Administrative Agent, (c) direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America, that mature within one year from the date of acquisition thereof, certificates of deposit maturing within one year from the date of acquisition, issued by a commercial bank organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $100,000,000 and (d) travel and similar advances to employees made in the ordinary course of business.

“Revolving Credit Limit” means $10,000,000.

“Revolving Loans” has the meaning prescribed for such term in Section 2.1.

“Sellers” means, collectively, Fastener Distribution & Marketing Company, Inc., a Delaware corporation, Aero-Missile Components, Inc., a Pennsylvania corporation, and Creative Assembly Systems, Inc., an Ohio corporation.

“Settlement” has the meaning prescribed for such term in Section 2.5(b)

“Settlement Date” has the meaning prescribed for such term in Section 2.5(b).

“Shareholder’s Equity” means, as of any date, stockholder’s or member’s equity as determined in accordance with GAAP or, in the case of a partnership, a partner’s partnership interest.

“Solvent” means, when used with respect to a  Person at the time of determination:

(a)           the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities); and

(b)           the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c)           it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and

(d)           it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Affiliate Debt” has the meaning prescribed for such term in Section 15.8.

“Subordinated Affiliate Liens” has the meaning prescribed for such term in Section 15.8.

“Subordinated Debt” means Debt that is subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” means, with respect to a Person to whom Debt is owed by an Obligor, a subordination agreement among Administrative Agent, such Person and such Obligor, pursuant to which all such Debt now or hereafter owing by such Obligor to such Person is subordinated to the Obligations in right of payment and claim, in form and substance satisfactory to Administrative Agent, including, without limitation, subordination and postponement of payments to such Person and limitation on the exercise of remedies by such Person.

“Subsidiary” means, with respect to a Person, any other Person of which more than ten percent (10%) of the voting Equity Interests is owned or controlled directly or indirectly by such Person or one or more of its Subsidiaries, or a combination thereof.

“Swing Lender” means New Star Business Credit, LLC or any other Lender that, at the request of a Borrower and with the consent of Administrative Agent agrees, in such Lender’s sole discretion, to become the Swing Lender hereunder.

“Swing Loan” has the meaning prescribed for such term in Section 2.2(b).

“Tangible Net Worth” means, with respect to a Person, as of any date, (a) Shareholder’s Equity plus (b) Subordinated Debt less (c) Intangible Assets, in each case determined for such Person as of such date.

 “Taxes” has the meaning prescribed for such term in Section 4.8.

“Term Loans” means each of the Apace I Term Loan and the Apace II Term Loan, and “Term Loans” means both such Loans.

“Term Loan Installment Payment Date” means, with respect to  each of the Term Loans, the first day of each calendar month, commencing on June 1, 2013, and continuing thereafter until the earlier of the Termination Date or until such the Term Loan has been paid in full.

“Term Loan Installment Payment” means (a) with respect to the Apace I Term Loan, the amount of $47,187.50 and (b) with respect to the Apace II Term Loan, the amount of $56,979.17.

“Termination Date” means the earlier of (a) the Maturity Date or (b) the day on which the Obligations of Lender to make Loans hereunder have been terminated pursuant to Section 13.1 or the Obligations first become due and payable in full.

“Total Senior Debt” means total Debt other than Subordinated Debt.

“UCC” means the Uniform Commercial Code in effect in the State of Texas, as amended from time to time.

Section 1.2. Interpretive Provisions.  Unless expressly provided otherwise, any term which is defined by the UCC, wherever used in this Agreement, shall have the same meaning as is prescribed by the UCC.  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless the context indicates otherwise, references to “Section,” “Subsection,” “clause” “Schedule” and “Exhibit” are references to this Agreement.  The term “documents” (if not capitalized as a defined term) includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”  Unless the context requires otherwise, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”  The term, “discretion,” when used in reference to a Person, means the sole and absolute discretion of such Person, honestly determined by such Person under the circumstances.  Unless otherwise expressly provided herein, references to agreements (including this Agreement) and other contractual documents shall be deemed to include all subsequent amendments, restatements and other modifications thereto, and references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.  This Agreement and the other Loan Documents are the result of negotiations among the parties, have been reviewed by counsel to each party and are the products of all parties, and in consideration thereof, it is agreed that they shall not be construed against either party solely because of such party’s involvement in their preparation.  Unless otherwise specified, any reference to time shall be deemed to mean Central Standard Time or Central Daylight Time, as applicable, as in effect in Dallas County, Texas.

ARTICLE II
REVOLVING LOANS

Section 2.1. Revolving Loans.  Subject to the terms and conditions of this Agreement, each Lender agrees to make Revolving Loans (each a “Revolving Loan” and collectively, “Revolving Loans”) to each Borrower from time to time during the period from the date of this Agreement to the Termination Date in an aggregate amount not exceeding such Lender’s Percentage Share of all Revolving Loans.  The aggregate unpaid principal amount of Revolving Loans outstanding to any Borrower, as of any time of determination, shall not at any time exceed the Borrowing Base of such Borrower, and the aggregate unpaid principal amount of Revolving Loans outstanding to all Borrowers, as of any time of determination, shall not at any time exceed the lesser of (a) the Aggregate Borrowing Base and (b) the Revolving Credit Limit, in each case as of such time of determination.  Each Borrower may borrow and repay Revolving Loans of such Borrower from time to time, subject to the terms of this Agreement.  Administrative Agent shall have the continuing right to establish and maintain any additional reserves for purposes of calculating the Borrowing Base of any Borrower in such amounts and at such times and with respect to such matters and for such purposes as Administrative Agent deems appropriate, without prior notice to any Borrower, including reserves with respect to collection performance, slow moving or obsolete Inventory, contingencies, amounts such Borrower is or may be required to pay (such as taxes, freight and shipping charges, insurance premiums, amounts owing to landlords, warehousemen, carriers, mechanics, materialmen, laborers or suppliers, or ad valorem, excise, sales, or other taxes) or any other matter in Administrative Agent’s discretion.  Any such reserves are solely for purposes of calculating the Borrowing Base of a Borrower and do not constitute or represent cash funds.

Section 2.2. Request for Revolving Loans.

(a) A Borrower shall request a Revolving Loan by delivering to Administrative Agent a written notice, signed by a Responsible Officer of such Borrower, in form satisfactory to Administrative Agent, accompanied by a Borrowing Base Certificate complying with Section 9.6 reflecting sufficient Availability.  Unless otherwise agreed by Administrative Agent, each request for a Revolving Loan shall be irrevocable and, in order to be effective, must be received by Administrative Agent prior to 11:00 a.m. on the requested funding date, specifying the applicable Borrower, the amount of the requested Revolving Loan, and the requested funding date, which shall be a Business Day.

(b) Making of Swing Loans.  In the case of a request for a Revolving Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Revolving Loans does not exceed $10,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make Revolving Loans in the amount of such borrowing (any such advance made solely by Swing Lender pursuant to this Section 2.2(b) being referred to as a “Swing Loan” and such advances being referred to collectively as “Swing Loans”) on the requested funding date applicable thereto by transferring immediately available funds to the Designated Account for such Borrower; provided however, that upon the request from a Borrower, the Swing Lender may advance a Swing Loan to such Borrower on the same day as the request therefor is made so long as such request is received by Swing Lender prior to 10:00 a.m.  Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other advances of Revolving Loans, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.2(c)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender reasonably believes that (i) one or more of the applicable conditions precedent set forth herein will not be satisfied on the requested funding date, or (ii) the requested borrowing would exceed the Availability of the requesting Borrower on such funding date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth herein have been satisfied on the funding date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by the Administrative Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans.

(c) Making of Loans:

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a borrowing pursuant to Section 2.2(a), and in any event not later than 1:00 p.m. on the Business Day such borrowing request was received by Administrative Agent, Administrative Agent shall notify Lenders, by telecopy, telephone, or other similar form of transmission, of the requested borrowing.  Each Lender shall make the amount of such Lender’s Percentage Share of the requested borrowing available to Administrative Agent in immediately available funds, to an account designated by Administrative Agent, not later than 10:00 a.m. on the funding date applicable thereto.  After Administrative Agent’s receipt of the proceeds thereof, Administrative Agent shall make the proceeds thereof available to the requesting Borrower on the applicable funding date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Designated Account for such Borrower; provided however, that, subject to the provisions of Section 2.2(c)(ii), Administrative Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any advance if (1) one or more of the applicable conditions precedent set forth in Article VII will not be satisfied on the requested funding date for the applicable borrowing unless such condition has been waived, or (2) the requested borrowing would exceed the Availability of the requesting Borrower on such funding date.

(ii) Unless Administrative Agent receives notice from a Lender prior to 9:00 a.m. on the date of a borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of a requesting Borrower the amount of that Lender’s Percentage Share of the borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the respective funding date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to such Borrower on such date a corresponding amount.  If any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and if Administrative Agent in such circumstances has made available to such Borrower such amount, that Lender shall on the Business Day following such funding date make such amount available to Administrative Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this Section 2.2(c)(ii) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Administrative Agent shall constitute such Lender’s advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Administrative Agent on the Business Day following the funding date, Administrative Agent will notify such Borrower of such failure to fund and, upon demand by Administrative Agent, such Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such borrowing.  The failure of any Lender to make any advance on any funding date shall not relieve any other Lender of any obligation hereunder to make an advance on such funding date, but no Lender shall be responsible for the failure of any other Lender to make the advance to be made by such other Lender on any funding date.

(iii) Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by a Borrower to Administrative Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s advance was funded by the other Lender Parties) or, if so directed by such Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s advance was not funded by the Lender Parties), retain same to be re-advanced to such Borrower as if such Defaulting Lender had made advances to such Borrower.  Subject to the foregoing, Administrative Agent may hold and, in its permitted discretion, re-lend to such Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero.  This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Administrative Agent, and Borrowers shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Percentage Share of the applicable advance and pays to Administrative Agent all amounts owing by Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by such Borrower of its duties and obligations hereunder to Administrative Agent or to the Lenders other than such Defaulting Lender.  Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle such Borrower at its option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Administrative Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder.

(d)  Unless otherwise agreed by Administrative Agent, all or that portion of the proceeds of the initial Revolving Loans that will be used by Apace I and Apace II, respectively, to finance the purchase of Purchased Assets pursuant to the Acquisition, when funded, shall be disbursed by Administrative Agent to the Sellers for the account of Apace I and Apace II, and otherwise, proceeds of Revolving Loans, when funded, shall be disbursed by Administrative Agent to the Designated Account.

Section 2.3. Deemed Request for Revolving Loans.  Each Borrower irrevocably authorizes Administrative Agent, on behalf of each Lender, at its election and without necessity for request by any Borrower, to make a Revolving Loan to each Borrower in an amount equal to any amount chargeable to or required to be paid by each Borrower pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses, and apply the proceeds thereof in payment of such Obligations.  Any such Revolving Loans shall be secured by the Collateral and shall be included in the Obligations.

Section 2.4. Protective Advances.  Administrative Agent is authorized to request, from time to time in its discretion (but without any obligation to do so), that Lenders make Revolving Loans to Borrowers or any Borrower which Administrative Agent deems necessary or appropriate to preserve or protect the Collateral, or any portion thereof.

Section 2.5. Settlement.

(a) It is agreed that each Lender’s funded portion of the Loans is intended by the Lenders to equal, at all times, such Lender’s Percentage Share of the outstanding Loans.  Such agreement notwithstanding, Administrative Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans and the Swing Loans shall take place on a periodic basis in accordance with the following provisions:

(b) Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent on behalf of Swing Lender, with respect to the outstanding Swing Loans, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding advances and Swing Loans for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein:  (y) if a Lender’s balance of the advances (including Swing Loans) exceeds such Lender’s Percentage Share of the Loans (including Swing Loans) as of a Settlement Date, then Administrative Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a deposit account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Percentage Share of the Loans (including Swing Loans), and (z) if a Lender’s balance of the advances (including Swing Loans) is less than such Lender’s Percentage Share of the Loans (including Swing Loans) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to the account designated by Administrative Agent, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Percentage Share of the Loans (including Swing Loans).  Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans and, together with the portion of such Swing Loans representing Swing Lender’s Percentage Share thereof, shall constitute advances of such Lenders.  If any such amount is not made available to Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(c) In determining whether a Lender’s balance of the Loans (including Swing Loans) is less than, equal to, or greater than such Lender’s Percentage Share as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by a Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(d) Between Settlement Dates, Administrative Agent, to the extent Swing Loans are outstanding, may pay over to Administrative Agent or Swing Lender, as applicable, any collections or payments received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Swing Loans.

ARTICLE III
TERM LOAN

Section 3.1. Term Loans.

(a) Subject to and on the terms and conditions of this Agreement, on the Initial Funding Date, each Lender agrees to make a term loan to Apace I in an aggregate amount equal to such Lender’s Percentage Share of the amount of $1,132,500.00 (such Loans in the aggregate, the “Apace I Term Loan”).  The obligation to repay the Apace I Term Loan, and accrued interest thereon, shall be evidenced by this Agreement.

(b) Subject to and on the terms and conditions of this Agreement, on the Initial Funding Date, each Lender agrees to make a term loan to Apace II in an aggregate amount equal to such Lender’s Percentage Share of the amount of $1,367,500.00 (such Loans in the aggregate, the “Apace II Term Loan”).  The obligation to repay the Apace II Term Loan, and accrued interest thereon, shall be evidenced by this Agreement.

Section 3.2. Disbursement of Term Loans.

(a) Unless otherwise agreed by Administrative Agent, all or that portion of the proceeds of the Apace I Term Loan that will be used by Apace I to finance the purchase of Purchased Assets pursuant to the Acquisition, when funded, shall be disbursed by Administrative Agent to the Sellers for the account of Apace I, and otherwise, proceeds of the Apace I Term Loan, when funded, shall be disbursed by Administrative Agent to the Designated Account of Apace I.

(b) Unless otherwise agreed by Administrative Agent, all or that portion of the proceeds of the Apace II Term Loan that will be used by Apace II to finance the purchase of Purchased Assets pursuant to the Acquisition, when funded, shall be disbursed by Administrative Agent to the Sellers for the account of Apace II, and otherwise, proceeds of the Apace II Term Loan, when funded, shall be disbursed by Administrative Agent to the Designated Account of Apace II.

ARTICLE IV
INTEREST, FEES, REIMBURSEMENTS

Section 4.1. Interest.

(a) All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on accrued interest thereon not paid when due) from the date made until paid in full in cash at a fluctuating per annum rate equal to the lesser of (A) the Designated Index plus the Applicable Margin or (B) the Maximum Rate.  Each change in the Base Rate or the LIBOR Rate, as applicable, shall become effective as of the effective date of such change.

(b) At any time when any Default or Event of Default has occurred and is continuing, upon written notice by Administrative Agent to Borrowers, effective as of any date on or after the occurrence of such Default or Event of Default and continuing for so long as any such Default or Event of Default is continuing, as may be specified in such notice, all Obligations shall bear interest at a rate per annum equal to the Default Rate.

(c) Interest shall be payable in arrears on the first day of each calendar month and on the Termination Date.  Subject to Section 4.9, interest shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365 day year).

Section 4.2. Designated Index.  Subject to the terms of this Agreement, Borrowers shall have the option to elect the Index applicable to the Obligations, which option shall be exercised in the manner provided herein.  Not later than ten (10) days prior to the beginning of each calendar quarter, commencing with the calendar quarter beginning July 1, 2012 and continuing thereafter on a calendar quarter basis, the Borrower Representative may deliver a written notice to Administrative Agent, therein designating that the Obligations outstanding during such fiscal quarter will bear interest at an Index determined according to either the Base Rate or the LIBOR Rate.  The Index designated in such written notice shall become effective on the first (1st) day of the calendar quarter beginning after Administrative Agent’s timely receipt of such notice and shall continue in effect through and including the last day of such calendar quarter.  Any notice to Administrative Agent pursuant to this Section 4.2 shall be irrevocable and shall remain in effect until the effective date of any subsequent change in the Index effected as provided herein.  In the event the Borrower Representative does not designate an Index for a particular calendar quarter as provided herein, the Index in effect for the previous calendar quarter shall remain in effect until the effective date of any subsequent change in the Index effected as provided herein.

Section 4.3. Fees.  Subject to the terms of this Agreement:

(a) Commitment Fee.  Borrowers jointly and severally agree to pay to Administrative Agent for the account of each Administrative Agent, for the account of the Lenders, a commitment fee in an amount equal to $125,000, which amount shall be earned and payable on the Initial Funding Date.

(b) Unused Line Fee.  Borrowers jointly and severally agree to pay to Administrative Agent for the account of each Lender an unused line fee determined on a daily basis, payable on the first day of each month and on the Termination Date, in an amount equal to one-half percent (0.50%) per annum multiplied by such Lender’s Percentage Share of the amount by which the Revolving Credit Limit exceeded the sum of the average daily outstanding amount of Revolving Loans during the immediately preceding calendar month, or shorter period if calculated on the Termination Date.  Such fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.  All payments on the Loans received by Administrative Agent shall be deemed to be credited to the Revolving Loans immediately upon receipt for purposes of calculating the amount payable pursuant to this Section 4.3(b).

(c) Collateral Monitoring Fee.  Borrowers jointly and severally agree to pay to Administrative Agent, for the account of Administrative Agent, a monthly collateral monitoring fee in the amount of $1,250 for each calendar month, or portion thereof, during the term of this Agreement.  The collateral monitoring fee for each calendar month shall be due and payable in arrears on the first day of each calendar month and on the Termination Date, and shall be prorated for any partial calendar month.

Section 4.4. Increased Cost and Reduced Return.  If, after the date hereof, the adoption or change of any Applicable Law, or the interpretation or administration thereof by any Governmental Authority or compliance by Administrative Agent or Lenders with any directive of any such Governmental Authority shall (i) subject Lenders to any tax, duty or other charge with respect to any Loan or Lenders’ obligation to make Loans, or change the basis of taxation of any amounts payable to Administrative Agent or Lenders under this Agreement in respect of any Loans (other than taxes imposed on the overall net income of Administrative Agent or Lenders), (ii) impose or modify any reserve, special deposit, assessment or similar requirement relating to any assets, liabilities or commitments of Administrative Agent or Lenders or (iii) impose on Administrative Agent or Lenders any condition affecting this Agreement or any extensions of credit or commitments hereunder, and the result of any of the foregoing is to increase the cost to Lenders of making or maintaining, any Loans or to reduce any amount received or receivable by Lenders under this Agreement with respect to any Loans, then Obligors jointly and severally agree to pay to Administrative Agent and/or Lenders on demand such amount or amounts as will compensate Administrative Agent and/or Lenders for such increased cost or reduction.

Section 4.5. Reserved.

Section 4.6. Reserved.

Section 4.7. Compensation.  Upon the request of Administrative Agent, each Borrower shall pay to Administrative Agent, for the account of each Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of Administrative Agent) to compensate Lenders for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of any payment, or any failure by such Borrower for any reason (including Lenders’ refusal of a request for a Loan by reason of the failure of a condition precedent required by this Agreement) to borrow or prepay a Loan on the date designated for such borrowing or prepayment specified in the relevant Borrowing Notice.

Section 4.8. Taxes.

(a) Any and all payments by Borrowers to Administrative Agent and Lenders hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Administrative Agent or each Lender’s income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Administrative Agent or Lenders (or their applicable lending office) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”).  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to Administrative Agent or Lenders, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this ) Administrative Agent or Lenders, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such  Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law, and (iv) such Borrower shall furnish to Administrative Agent and Lenders the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrowers jointly and severally agree to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) Borrowers jointly and severally agree to indemnify, defend and hold harmless Administrative Agent and Lenders for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.8) paid by Administrative Agent or Lenders and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d) Within five (5) days after the date of any payment by a Borrower of Taxes or Other Taxes, such Borrower shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing such payment.

(e) Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Agreement shall survive the termination of the Commitments and the payment in full of the Loans.

Section 4.9. Maximum Interest; Controlling Limitation.

(a) If the rate of interest on the Obligations, absent the limitations set forth in this Section 4.9, would have exceeded the Maximum Rate, then the actual rate of interest shall be the Maximum Rate, and, if in the future, the interest rate would otherwise be less than the Maximum Rate, then the interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate.  In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 4.9, have been paid or accrued if the interest rate otherwise provided by this Agreement had at all times been in effect, then Borrowers jointly and severally agree, to the extent permitted by Applicable Law, to pay to Administrative Agent an amount equal to the (a) the lesser of (i) the amount of interest which would have been paid or accrued if the Maximum Rate had, at all times, been in effect and (ii) the amount of interest which would have been paid or accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect, less (b) the amount of interest actually paid or accrued under this Agreement.

(b) Administrative Agent, Lenders and each Borrower each acknowledges, agrees, and declares that it is its intention to expressly comply with all Applicable Law in respect of limitations on the amount or rate of interest that can legally be contracted for, charged or received under or in connection with the Loan Documents.  Notwithstanding anything to the contrary contained in any Loan Document (even if any such provision expressly declares that it controls all other provisions of the Loan Documents), in no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any Applicable Law) under the Loan Documents paid by Borrowers or any Borrower, received by Administrative Agent, Lenders or Swing Lender agreed to be paid by Borrowers or any Borrower, or requested or demanded to be paid by Administrative Agent, Lenders or the Swing Lender, exceed the Maximum Rate, and all provisions of the Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by this Section 4.9.  In the event any such interest is paid to Administrative Agent, Lenders or the Swing Lender by any Borrower in an amount or at a rate which would exceed the Maximum Rate, Administrative Agent, Lenders or the Swing Lender, then, notwithstanding any entry on Administrative Agent, Lenders’ or the Swing Lender’s books otherwise, such excess shall conclusively be deemed to be automatically applied to any unpaid amount of the Obligations other than interest, in inverse order of maturity, or if the amount of such excess exceeds said unpaid amount, such excess shall be refunded to such Borrower.  All interest paid, or agreed to be paid, by Borrowers or any Borrower, or taken, reserved, or received by Administrative Agent, Lenders or the Swing Lender shall be amortized, prorated, spread, and allocated in respect of the Obligations throughout the full term of this Agreement.  Notwithstanding any provision contained in any of the Loan Documents, or in any other related documents executed pursuant hereto, neither Administrative Agent, Lenders nor the Swing Lender shall ever be entitled to charge, receive, take, reserve, collect, or apply as interest any amount which, together with all other interest under the Loan Documents would result in a rate of interest under the Loan Documents in excess of the Maximum Rate.  Each Borrower, Administrative Agent, Lenders and the Swing Lender shall, to the maximum extent permitted under any Applicable Law, (i) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge, expense, or reimbursement for a third-party expense rather than as interest and (ii) exclude prepayments, acceleration, and the effect thereof.  Nothing in any Loan Document shall be construed or so operate as to require or obligate any Borrower to pay any interest, fees, costs, or charges greater than is permitted by any Applicable Law.  Subject to the foregoing, each Borrower hereby agrees that the actual effective rate of interest from time to time existing under the Loan Documents, including all amounts agreed to by any Borrower pursuant to and in accordance with the Loan Documents which may be deemed to be interest under any Applicable Law, shall be deemed to be a rate which is agreed to and stipulated by such Borrower and Lenders in accordance with Applicable Law.

ARTICLE V
PAYMENT

Section 5.1. Interest.  Accrued interest on the Loans to each Borrower shall be due and payable in arrears on the first day of each calendar month and on the Termination Date.

Section 5.2. Principal.

(a) Subject to the terms of this Agreement, Borrowers may prepay Revolving Loans at any time.  Each Borrower promises to pay to Administrative Agent, for the account of the Lenders, on demand, the amount, if any, at any time, by which the unpaid balance of the Revolving Loans to such Borrower exceeds the Borrowing Base of such Borrower at such time.  Borrowers jointly and severally agree to pay to Administrative Agent, for the account of the Lenders, on demand, the amount, if any, at any time, by which the unpaid balance of the Revolving Loans to all Borrowers exceeds the lesser of the Revolving Credit Limit and the Aggregate Borrowing Base.

(b) Apace I promises to make payments to Administrative Agent, for the account of the Lenders, in reduction of the principal of the Apace I Term Loan (i) on each Term Loan Installment Payment Date, in an amount equal to the Term Loan Installment Payment applicable to the Apace I Term Loan, and (ii) on the Termination Date, in an amount equal to all remaining principal on the Apace I Term Loan.  Subject to the terms of this Agreement, Apace I may prepay the principal of the Apace I Term Loan, in whole or in part, at any time and from time to time.  Any such voluntary prepayment of less than all of the outstanding principal of the Apace I Term Loan shall be applied to the installments of principal of the Apace I Term Loan in the inverse order of maturity.

(c) Apace II promises to make payments to Administrative Agent, for the account of the Lenders, in reduction of the principal of the Apace II Term Loan (i) on each Term Loan Installment Payment Date, in an amount equal to the Term Loan Installment Payment applicable to the Apace II Term Loan, and (ii) on the Termination Date, in an amount equal to all remaining principal on the Apace II Term Loan.  Subject to the terms of this Agreement, Apace II may prepay the principal of the Apace II Term Loan, in whole or in part, at any time and from time to time.  Any such voluntary prepayment of less than all of the outstanding principal of the Apace II Term Loan shall be applied to the installments of principal of the Apace II Term Loan in the inverse order of maturity.

(d) Concurrently with the delivery of financial statements pursuant to Section 9.4(a) (commencing with respect to Parent’s fiscal year ending December 31, 2012 and thereafter) but in any event no later than 90 days after the last day of each Fiscal Year, Obligors promise to cause the principal of the Term Loans to be prepaid in an aggregate amount equal to (i) 50.0% of aggregate Excess Cash Flow for Parent and its Subsidiaries for such Fiscal Year less (ii) aggregate prepayments, if any, made on the Term Loans (excluding payments pursuant to Section 5.4) during the period of 90 days preceding the date of delivery of such financial statements).  With respect to each such Fiscal Year, such payment shall be due and payable on or before the expiration of 60 days after Administrative Agent’s receipt of such financial statements for such Fiscal Year.  Any such prepayment shall be applied to the installments of principal of the Term Loan in the inverse order of maturity, ratably with respect to the Apace I Term Loan and the Apace II Term Loan in accordance with the respective outstanding principal amounts thereof outstanding as of the date of such application.

Section 5.3. Mandatory Payments on Termination Date.  All Obligations are due and payable in full on the Termination Date.  On the Termination Date:

(a) Each Borrower shall pay to Administrative Agent, for the account of Swing Lender, in full the outstanding principal balance of the Swing Loans owing by such Borrower plus all unpaid accrued interest thereon;

(b) Each Borrower shall pay to Administrative Agent, for the account of the Lenders, in full the outstanding principal balance of the Revolving Loans owing by such Borrower plus all unpaid accrued interest thereon;

(c) (i) Apace I promises to pay to Administrative Agent, for the account of the Lenders, in full, the outstanding principal balance of the Apace I Term Loan plus all unpaid accrued interest thereon, and (ii) Apace II promises to pay to Administrative Agent, for the account of the Lenders, in full, the outstanding principal balance of the Apace II Term Loan plus all unpaid accrued interest thereon;

(d) If the Termination Date is prior to the Maturity Date,  Borrower promises to pay to Administrative Agent, for the account of Lender, the amount required by Section 5.5; and

(e) Borrowers shall pay all unpaid costs and expenses and all other Obligations payable under the Loan Documents.

Section 5.4. Mandatory Prepayment in Respect of Certain Events.  All proceeds or other cash payments received by a Borrower in respect of a Distribution to such Borrower or in respect of the sale, lease or other disposition by such Borrower of any asset, other than (i) the sale of Inventory in the ordinary course of business or (ii) proceeds from the sale of Equity Interests in Parent, shall be promptly paid to Administrative Agent, for the account of Lenders, for application to the Obligations owing by such Borrower in such manner as Administrative Agent may determine in its discretion.

Section 5.5. Early Termination.  Borrowers acknowledge that occurrence of the Termination Date prior to the Maturity Date would result in the loss by Lenders of benefits under this Agreement and that the damages incurred by Lenders as a result thereof would be difficult and impractical to ascertain.  Subject to the terms of this Agreement, if for any reason the Termination Date occurs on any date prior to the Maturity Date, Obligors jointly and severally agree to pay to Administrative Agent, for the account of Lenders, in addition to all other amounts payable under the Loan Documents, an amount, calculated as the Termination Date, equal to the product of (a) the sum of the Revolving Credit Limit plus the aggregate unpaid principal balance of the Term Loans times (b) the following percentage, as applicable:  (i) if the Termination Date is on any day during the period from the Agreement Date through the day preceding the date that is the first anniversary of the Agreement Date, 3.0%, (ii) if the Termination Date is on any day during the period from and including the date that is the first anniversary of the Agreement Date through the day preceding the date that is the second anniversary of the Agreement Date, 2.0% or (iii) if the Termination Date is on any day during the period from and including the date that is the second anniversary of the Agreement Date through the Maturity Date, 1.0%, which amount Borrowers and Lenders each acknowledges to be the best estimate of the amount necessary to fairly and reasonably compensate Lenders for their loss resulting from occurrence of the Termination Date prior to the Maturity Date.  Notwithstanding the foregoing, Obligors shall have no liability for payment under this Section 5.5 in the event the Termination Date occurs by reason of written notice of termination received by Administrative Agent from Obligors within 10 days following written notification by Administrative Agent declining a written request by Obligors for an increase in the amount of the Revolving Commitments, provided, that as of the time of such written notice of declination, (a) no Default or Event of Default has occurred and continues in existence and (b) the amount of the Aggregate Borrowing Base equals or exceeds 100% of the aggregate amount of Revolving Commitments.

Section 5.6. General Payment Provisions.  All payments to be made by any Borrower under the Loan Documents shall be made without set-off, recoupment, or counterclaim.  Except as otherwise expressly provided herein, all payments by each Borrower shall be made in Dollars and in immediately available funds to Administrative Agent, for the account of Lenders, at its address set forth in Section 17.6, no later than 2:00 p.m. on the date specified herein.  Any payment received by Administrative Agent later than 2:00 p.m. shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.  Whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

Section 5.7. Application.  All payments not relating to amounts due on Loans or specific fees, and all proceeds of Accounts or other Collateral received by Administrative Agent pursuant to Section 6.3, shall be applied to the Obligations in the following order, subject to the provisions of this Agreement: (a) at any time when no Default or Event of Default exists, first, to pay to Administrative Agent and/or Lenders any Lender Party Expenses then due; second, to interest due and payable in respect of any outstanding Swing Loans; third, to interest due and payable in respect of the remaining Obligations; fourth, to pay or prepay principal of the Revolving Loans (including the Swing Loans); fifth, to pay or prepay principal of the Term Loans (ratably with respect to the Apace I Term Loan and the Apace II Term Loan in accordance with the respective outstanding principal amounts thereof outstanding as of the date of such application); and sixth, to the payment of any other Obligations, in such manner and order as Administrative Agent determines in its discretion, and (b) at any time when any Default or Event of Default exists, in such order as Administrative Agent determines in its sole discretion.  Administrative Agent shall have the continuing right to apply and reverse and reapply any application, subject to the terms of this Agreement.

Section 5.8. Reinstatement.  If after receipt and application for the account of Borrowers or any Borrower of any payment or proceeds any such application is invalidated, set aside, determined to be void or voidable for any reason, then the Obligations or part thereof intended to be satisfied by such application shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Administrative Agent and each of such Borrowers or Borrower shall be liable to pay to Administrative Agent, for the account of Lenders, and each such Borrower, as applicable, hereby does indemnify Lenders and Administrative Agent and defend and hold Lenders and Administrative Agent harmless in, an amount equal to the amount of such application.  The provisions of this Section 5.8 shall survive the termination of this Agreement.

Section 5.9. Account Stated.  Administrative Agent will provide to the Borrower Representative a monthly statement of Loans, payments, and other transactions pursuant to this Agreement.  Such statement shall be deemed correct, accurate, and binding on each Borrower and an account stated, subject to reversals and reapplications made as provided in Section 5.8 and corrections of errors discovered by Administrative Agent, unless, as to any Borrower, such Borrower notifies Administrative Agent in writing to the contrary within thirty (30) days after such statement is rendered.  In the event a timely written notice of objections is given by such Borrower, only the items to which exception is expressly made will be considered to be disputed.

ARTICLE VI
COLLATERAL

Section 6.1. Security Interest.  Each Obligor hereby grants to Administrative Agent, for the benefit of the Lender Parties, a continuing security interest and lien in, and collateral assignment of, all of such Obligor’s right, title and interest in and to all of the following, in each case both now owned and hereafter acquired, as security for the payment and performance of the Obligations owing by such Obligor: All Accounts, Inventory, Equipment, General Intangibles, Chattel Paper, Letter of Credit Rights, Proprietary Rights, Instruments, Documents and documents of title, Investment Property (including all Equity Interests of each Subsidiary of such Obligor), Deposit Accounts, Commercial Tort Claims, money, cash, cash equivalents, securities and other personal property of any kind at any time held directly or indirectly by such Obligor or any affiliate of such Obligor, all books and records, whether in tangible or intangible form, all  other assets, if any, and all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing (including without limitation, in the case of Apace I, all of the Purchased Assets purchased by Apace I and in the case of Apace II, all of the Purchased Assets purchased by Apace II.  Administrative Agent’s Liens shall continue in full force and effect in all Collateral until all Obligations have been indefeasibly and fully paid and all commitments of the Lenders under this Agreement have been terminated.

Section 6.2. Perfection and Protection of Administrative Agent’s Security Interest.  Administrative Agent’s Liens at all times shall be and remain first, prior and senior to any other interests in the Collateral, except for Permitted Liens, if any, that are otherwise allowed to be prior to Administrative Agent's Liens and as may be expressly agreed otherwise by Administrative Agent in writing.  Obligors shall take all action requested by Administrative Agent at any time to perfect, maintain, protect and enforce Administrative Agent’s Liens and to ensure that Administrative Agent’s Liens at all times are first, prior and senior to any other interests in the Collateral, except for Permitted Liens, if any, that are otherwise allowed to be prior to Administrative Agent's Liens and as may be expressly agreed otherwise by Administrative Agent in writing.  Without limiting the foregoing, unless Administrative Agent agrees otherwise in writing, Obligors will deliver to Administrative Agent the originals of all Instruments, Documents and Chattel Paper, duly endorsed or assigned to Administrative Agent without restriction, and all certificates of title covering any portion of the Collateral for which certificates of title have been issued, together with executed applications for corrected certificates of title and other such documentation as may be requested by Administrative Agent.  If at any time any Collateral constituting property of an Obligor is located on any leased premises not owned by such Obligor, then such Obligor shall, at the request of Administrative Agent, obtain written landlord lien waivers or subordinations with respect to such Collateral, in form and substance satisfactory to Administrative Agent.  If any Collateral constituting property of an Obligor is at any time in the possession or control of any warehouseman, bailee, processor or any other Person other than such Obligor, then such Obligor shall notify Administrative Agent thereof and shall, at the request of Administrative Agent, notify such Person (in form and substance satisfactory to Administrative Agent) of Administrative Agent’s Liens in such Collateral and instruct such Person to hold all such Collateral for the benefit of Administrative Agent subject to Administrative Agent’s instructions.

Section 6.3. Collateral Proceeds Management.  All collections and proceeds of Collateral shall be subject to an express trust for the benefit of Administrative Agent, for the benefit of the Lender Parties, and shall be delivered to Administrative Agent for application to the Obligations as follows:

(a) Each Borrower shall establish a lock-box service for collections of Accounts at a financial institution acceptable to Administrative Agent, and subject to a collection account agreement among such bank, Administrative Agent and such Borrower, establishing Control in favor of Administrative Agent and providing, among other things, that (i) all items of payment received in such lock-box are received by such bank for the Lender Parties, (ii) such bank has no rights of setoff or recoupment or any other claim against such items (other than for payment of its service fees and other charges directly related to the administration of such lock-box), and (iii) such bank will immediately deposit all such collections to an account of Administrative Agent, for the benefit of the Lender Parties.  Each Borrower shall instruct all Account Debtors in writing to cause, and will otherwise take reasonable steps to cause, all payments of proceeds of Collateral to be delivered directly to the address established for such lock-box service.

(b) Obligor will not use, dispose, withhold or otherwise exercise dominion over any proceeds of Collateral, provided, that if any Obligor at any time receives any proceeds of Collateral, it shall receive such proceeds as Administrative Agent’s trustee and shall immediately cause such proceeds to be deposited to an account of Administrative Agent, for the benefit of the Lender Parties, or deliver such proceeds to Administrative Agent, for the benefit of the Lenders, in their original form duly endorsed in blank or to the order of Administrative Agent.

(c) All payments received by Administrative Agent pursuant to Section 6.3(a) or Section 6.3(b) shall be credited to the Obligations (conditional upon final collection) after allowing two (2) Business Days for collection, provided, that such payments shall be deemed to be credited to the Obligations immediately upon receipt for purposes of determining Availability and calculating the unused line fee pursuant to Section 4.3(b).

Section 6.4. Examinations; Inspections; Verifications.  Administrative Agent shall have the right at any time without hindrance or delay to conduct field examinations to inspect the Collateral and to inspect, audit and copy any Obligor’s books and records relating to the Collateral or any Obligor’s business.  Administrative Agent is authorized to discuss any Obligor’s affairs with any Person, including without limitation employees of any Obligor, as Administrative Agent may deem necessary in relation to the Collateral, any Obligor’s business or financial condition or Administrative Agent’s or Lenders’ rights under the Loan Documents.  Obligors jointly and severally agree to pay Administrative Agent’s customary fees and disbursements relating to such field examinations and the preparation of reports thereof.  Administrative Agent shall have full access to all records available to any Obligor from any credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records.  Administrative Agent may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Administrative Agent as provided herein.  If requested by Administrative Agent, any such Obligor will deliver to Administrative Agent any authorization or consent necessary for Administrative Agent to obtain records from any such service.

Section 6.5. Appraisals.  At any time when a Default or Event of Default exists, and also at such other times not more frequently with respect to any particular type of Collateral than once per Fiscal Quarter as Administrative Agent requests, each Obligor shall, at its expense, provide Administrative Agent with appraisals, or updates of appraisals, of any Collateral, prepared by an appraiser acceptable to Administrative Agent and on a basis satisfactory to Administrative Agent.

Section 6.6. Right to Cure.  Administrative Agent may pay any amount or do any act required of any Obligor hereunder or under any other Loan Document in order to preserve, protect, maintain or enforce the Collateral or Administrative Agent’s Liens, and which any such Obligor fails to pay or do, including payment of any judgment lien, insurance premium, charge, landlord’s or bailee’s claim on or with respect to the Collateral.  All payments that Administrative Agent makes under this  Section 6.6 and all costs, fees and expenses that Administrative Agent pays or incurs in connection therewith shall be paid or reimbursed to Administrative Agent pursuant to Section 17.5.  Any action taken by Administrative Agent under this Section 6.6 shall not waive any Default or Event of Default or any rights of Administrative Agent or Lenders with respect thereto.

Section 6.7. Power of Attorney.  Each Obligor hereby irrevocably appoints Administrative Agent as such Obligor’s agent and attorney-in-fact to take any action necessary to preserve and protect the Collateral and Administrative Agent’s interests under the Loan Documents or to sign and file any document necessary to perfect Administrative Agent’s Liens.  Without limiting the foregoing:

(a) Administrative Agent shall have the right at any time to take any of the following actions, in its own name or in the name of any Obligor, whether or not an Event of Default is in existence:  (i) make written or verbal requests for verification of the validity, amount or any other matter relating to any Collateral from any Person, (ii) endorse such Obligor’s name on checks, instruments or other evidences of payment on Collateral, (iii) sign and file, in such Obligor’s name or in Administrative Agent’s name as secured party, any proof of claim or other document in any bankruptcy proceedings of any Account Debtor or obligor on Collateral, (iv) access, copy or utilize any information related to the Collateral, recorded or contained in any computer or data processing equipment or system maintained by such Obligor in respect of the Collateral and (v) open mail addressed to such Obligor and take possession of checks or other proceeds of Collateral for application in accordance with this Agreement.

(b) Administrative Agent shall have the right at any time to take any of the following actions, in its own name or in the name of any Obligor, at any time when any Event of Default is in existence:  (i) notify any or all Persons which Administrative Agent believes may be Account Debtors or obligors on Collateral to make payment directly to Administrative Agent, for the benefit of the Lenders, for the account of such Obligor, (ii) redirect the deposit and disposition of collections and proceeds of Collateral; provided, that such proceeds shall be applied to the Obligations as provided by this Agreement, (iii) settle, adjust, compromise or discharge Accounts or extend time of payment upon such terms as Administrative Agent may determine, (iv) notify post office authorities, in the name of such Obligor or in the name of Administrative Agent, as secured party, to change the address for delivery of such Obligor’s mail to an address designated by Administrative Agent, (v) sign such Obligor’s name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral and (vi) clear Inventory through customs in such Obligor’s name, in Administrative Agent’s name as secured party or in the name of Administrative Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Obligor’s name for such purpose.

The powers granted under this Section 6.7 are coupled with an interest and are irrevocable until all Obligations have been indefeasibly paid in full and all commitments of Lenders under this Agreement have been terminated.  Costs, fees and expenses incurred by Administrative Agent in connection with any of such actions by Administrative Agent, including attorneys’ fees and out-of-pocket expenses, shall be reimbursed to Administrative Agent on demand in accordance with Section 17.5.

Section 6.8. Preservation of Administrative Agent’s Rights.  To the extent allowed by law, neither Administrative Agent, Lenders, their Affiliates nor any of their officers, directors, members, managers, employees or agents shall be liable or responsible in any way for the safekeeping of any Collateral or for any act or failure to act with respect to the Collateral, or for any loss or damage thereto or any diminution in the value thereof, or for any act by any other Person.  In the case of any Instruments and Chattel Paper included within the Collateral, Administrative Agent shall have no duty or obligation to preserve rights against prior parties.  The Obligations shall not be affected by any failure of Administrative Agent or Lenders to take any steps to perfect its security interests or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Obligor’s from any of the Obligations.

ARTICLE VII
CONDITIONS

Section 7.1. Conditions Precedent to Initial Loan.  The obligation of Lenders to make the initial extension of credit under this Agreement is subject to the fulfillment, to Administrative Agent’s satisfaction, of each of the following conditions precedent on or before the date that is five (5) Business Days after the Agreement Date:

(a) Administrative Agent shall have received each of the following, in each case with respect to each Borrower and in form and substance satisfactory to Administrative Agent:

(i) With respect to each Obligor, a copy of its organizational documents and all amendments thereto, accompanied by a certificate of the appropriate Governmental Authority of its jurisdiction of organization bearing a current date acceptable to Administrative Agent, to the effect that such copy is correct and complete and that it is duly organized and validly existing in such jurisdiction;

(ii) With respect to each Obligor, certification by the appropriate Governmental Authority of its jurisdiction of organization, bearing a current date acceptable to Administrative Agent, to the effect that it is in good standing and qualified to transact business in such jurisdiction and in each other jurisdiction where it transacts business;

(iii) With respect to each Obligor, (A) a copy of its bylaws or similar governing document and all amendments thereto, (B) certification of the name, signature and incumbency of all officers who are authorized to execute any Loan Document or request Loans on is behalf and (C) a copy of authorizing resolutions approving this Agreement and the other Loan Documents to be executed and delivered by it, authorizing the transactions contemplated thereby, and authorizing and directing a named officer or officers to sign and deliver all Loan Documents to be executed by it, duly adopted by its board of directors or similar governing body, all accompanied by a certificate from an authorized officer dated as of the Agreement Date to the effect that each such item is true and complete and in full force and effect as of the Agreement Date;

(iv) This Agreement, duly executed by each Obligor;

(v) A guaranty of payment by each Subsidiary of Parent (if any) other than Borrowers, duly executed by an authorized officer of such Subsidiary;

(vi) Evidence of insurance in compliance with the requirements of this Agreement;

(vii) All third-party waivers, subordinations and consents as may be required by Administrative Agent with respect to any Collateral located on premises not owned by such Borrower;

(viii) A Subordination Agreement with respect to any Debt proposed by such Borrower as Subordinated Debt and a copy of the instrument evidencing any such debt;

(ix) If requested by Administrative Agent, a security agreement in respect of Proprietary Rights, in form sufficient for filing in the United States Patent and Trademark Office;

(x) A deposit account control agreement establishing Control in favor of Administrative Agent with respect to such Deposit Accounts and Investment Property as may be requested by Administrative Agent;

(xi) Evidence satisfactory to Administrative Agent that Aggregate Availability, after giving effect to the initial Revolving Loans and the Term Loans and application of the proceeds thereof, the payment of all taxes then due and payable by each Obligor, all fees then due and payable under Section 4.3 and all Lender Party Expenses then due and payable and provision for reducing trade Debt to within 30 days of terms, is equal to or greater than $500,000;

(xii) An appraisal of the NOLV of each Borrower’s Inventory, prepared by a credentialed appraiser acceptable to Administrative Agent;

(xiii) (A) A partial release letter agreement from PNC Bank, National Association, addressed to Sellers (and allowing Agent to rely thereon), committing to release its Liens in the Purchased Assets upon payment by or for the account of Sellers of a specified cash amount according to specified payment instructions, in each case as provided therein, and (B) UCC-3 termination statements, partial releases or such other releases with respect to other Liens, if any, as may be required by Administrative Agent with respect to the Collateral;

(xiv) Current tax returns for Parent and its Subsidiaries;

(xv) A copy of the final execution version of the Asset Purchase Agreement, with all schedules and exhibits (which shall be attached to the closing certificate required by Section 7.1(a)(xxiii), and each other agreement, instrument or document executed or delivered in connection with the Asset Purchase Agreement as may be requested by Administrative Agent;

(xvi) Evidence satisfactory to Administrative Agent and its counsel (i) that all conditions precedent to the closing of the Acquisition have occurred other than the funding of the purchase price thereunder, (ii) that Sellers have executed and are committed to deliver bills of sale transferring to Apace I, Apace II and Parent, as applicable, the Purchased Assets, and all other instruments or agreements required to be delivered by Sellers pursuant to the Asset Purchase Agreement, subject only to payment of the cash amount of the purchase price payable under the Asset Purchase Agreement and (iii) confirming the cash amount of the purchase price payable under the Asset Purchase Agreement;

(xvii) Copies of audited financial statements for Parent and its Subsidiaries for the Fiscal Year ending December 31, 2010;

(xviii) Copies of unaudited financial statements for Parent and its Subsidiaries for the period ending March 31, 2012;

(xix) An opening consolidated and consolidating balance sheet for Parent and its Subsidiaries, as of the Agreement Date and after giving effect to the Acquisition;

(xx) An opinion of counsel for Obligors, in form and substance satisfactory to Administrative Agent;

(xxi) A request for each Loan requested by a Borrower as part of such initial extension of credit and, with respect to any Revolving Loans, each related Borrowing Base Certificate as required by Section 9.5(a), in each case duly executed by a Responsible Officer;

(xxii) Projections of the financial results of Obligor’s operations, after giving effect to the Acquisition, for the period from the Agreement Date through December 31, 2012, presented on a monthly basis;

(xxiii) a closing certificate in form and substance satisfactory to Administrative Agent executed by a Responsible Officer, dated and delivered on the Agreement Date, (A) certifying that, as of the Agreement Date, (i) all of the representations and warranties made by Obligors under this Agreement are true and correct in all material respects as of the Agreement Date (except to the extent, if any, that any such representations and warranties relate solely to an earlier date), (ii) no Default or Event of Default has occurred and is continuing, (iii) Aggregate Availability, after giving effect to the initial Revolving Loans and the Term Loans and application of the proceeds thereof, the payment of all taxes then due and payable by each Obligor, all fees then due and payable under Section 4.3 and all Lender Party Expenses then due and payable and provision for reducing trade Debt to within 30 days of terms, is equal to or greater than $500,000, and (B) attaching true and correct copies of (i) each of the insurance certificates and endorsements thereto evidencing all insurance coverage required by this Agreement, and (ii) a copy of the final execution version of the Asset Purchase Agreement with all related exhibits and schedules thereto, together with each other agreement, instrument or document executed or delivered in connection with the Asset Purchase Agreement as may be requested by Administrative Agent;

(xxiv) the Initial Funding Date Certificate, dated as of and delivered to Administrative Agent on the Initial Funding Date;

(xxv) copies of appropriate documents to effect the name changes referenced in Section 9.21;

(xxvi) a letter agreement from Israel Discount Bank addressed to Agent confirming that that all of such institution’s Liens on the assets of the Obligors shall be automatically released and all Debt owing by any Obligor to such institution shall have been paid in full, in each case, upon the receipt by Israel Discount Bank of a specified dollar amount; and

(xxvii) stock certificates representing all the outstanding Equity Interests issued by each Subsidiary owned by or on behalf of any Obligor as of the Agreement Date and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates.

(b) Each Borrower shall have established cash proceeds management and Control with respect to all Deposit Accounts in which proceeds of Accounts will be deposited, pursuant to Section 6.3 and confirmed that such Borrower’s reporting systems are acceptable to Administrative Agent;

(c) Administrative Agent shall have filed all financing statements as required to perfect Administrative Agent’s Liens in all Collateral with respect to which perfection can be achieved by filing a financing statement, and shall have received evidence or other confirmation of such filing, satisfactory to Administrative Agent;

(d) Administrative Agent shall have received satisfactory reference checks with respect to each Borrower’s senior management;

(e) Administrative Agent shall have completed a satisfactory field examination of Borrowers and the Collateral, including verification of projected cost savings of at least $1,200,000 after giving effect to the Acquisition, the results of which shall be satisfactory to Administrative Agent;

(f) Administrative Agent shall have conducted a confirmation of each Borrower’s Accounts, and the results of such confirmation shall be satisfactory to Administrative Agent;

(g) To the extent requested by Administrative Agent, Administrative Agent shall have reviewed a copy of all material customer and vendor agreements and contracts for each Borrower’s operations, including Real Property leases, after giving effect to the Acquisition, and the results thereof shall be satisfactory to Administrative Agent;

(h) To the extent requested by Administrative Agent, Obligors shall have delivered to Administrative Agent copies of all license agreements material to the operation of each Borrower's business (after giving effect to the Acquisition), which shall not prohibit, or restrict or otherwise impair Administrative Agent’s rights, as secured party, to dispose of any Borrower’s inventory pursuant to this Agreement;

(i) Administrative Agent shall be satisfied that upon giving effect to the initial Loans, Borrowers shall have paid all fees and Lender Party Expenses due and payable;

(j) Administrative Agent shall be satisfied that upon funding the initial Loans, all amounts required to effect the full payment of the aggregate cash amount of the purchase price payable under the Asset Purchase Agreement shall have been funded as required by the Asset Purchase Agreement (or deposited with Administrative Agent for funding as required by the Asset Purchase Agreement); and

(k) All legal and business matters in connection with the transaction contemplated by this Agreement shall be satisfactory to Administrative Agent.

Section 7.2. Conditions Precedent to all Loans.  In addition to the conditions precedent specified by Section 7.1, the obligation of Lender to make any Loan shall be subject to the following conditions precedent:

(a) All representations and warranties in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan, as though such representations and warranties are made on and as of such date (except to the extent any such representations and warranties relate specifically to an earlier date);

(b) No Default or Event of Default shall have occurred and be continuing on the date of such Loan, and no Default or Event of Default will occur after giving effect to such Loan;

(c) The funding of such Loan shall not be prohibited by any Applicable Law;

(d) All applicable requirements under this Agreement for such Loan shall have been satisfied or waived in writing; and

(e) Administrative Agent shall be satisfied in its discretion that no Material Adverse Effect shall have occurred or will occur after giving effect to such Loan.

Any request for a Loan pending at a time when any condition precedent specified by Section 7.1 or Section 7.2 is not satisfied may be declined by Administrative Agent without prior notice.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

In order to induce the Lender Parties to enter into this Agreement and make Loans, each Obligor makes each of the following representations and warranties to the Lender Parties as being true, complete and correct in all material respects:

Section 8.1. Fundamental Information.  Schedule 8.1 sets forth, for such Obligor and each of its Subsidiaries and other Affiliates that are entities, respectively (a) its legal name, (b) its federal tax identification number, (c) its jurisdiction of organization, (d) its address of its chief executive office, (e) jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business, (f) the relationship to such Obligor of each of such Subsidiaries and other Affiliates, and (g) a true and complete listing of each class of such Obligor’s and each such Subsidiary’s and Affiliate’s Equity Interests, all of which are validly issued, outstanding, fully paid and non-assessable, and, with respect to each such Subsidiary or Affiliate, owned beneficially and of record by the Person identified therein.  Such Obligor is a registered organization, as defined by the UCC, duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, and is qualified to do business and is in good standing as a foreign organization in each jurisdiction in which qualification is necessary in order for it to own or lease its property and conduct its business and has all requisite power and authority to conduct its business and to own its property.

Section 8.2. Prior Transactions.  Such Obligor has not, during the past five (5) years, (a) changed its name or used any fictitious name, (b) been a party to any merger or organizational change or (c) other than the Acquisition, acquired any of its property outside of the ordinary course of business.

Section 8.3. Subsidiaries.  Such Obligor has no Subsidiaries except as shown in Schedule 8.1.

Section 8.4. Authorization, Validity and Enforceability.  Such Obligor has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant the Administrative Agent’s Liens.  Such Obligor has taken all necessary action to properly authorize its execution, delivery and performance of the Loan Documents to which it is a party.  This Agreement and the other Loan Documents to which such Obligor is a party have been duly executed and delivered by such Obligor, and constitute the legal, valid and binding obligations of such Obligor, enforceable against it in accordance with their respective terms.

Section 8.5. Noncontravention.  Such Obligor’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, or constitute a violation of or breach or default under (a) such Obligor’s organizational documents, (b) any agreement or instrument to which such Obligor is a party or which is otherwise binding upon such Obligor or (c) any Applicable Law applicable to such Obligor or any of its Subsidiaries.

Section 8.6. Financial Statements and Projections.  Obligors have delivered to Administrative Agent the audited balance sheet and related statements of income, retained earnings, cash flows and changes in stockholders’ or members’ equity for Parent and its consolidated Subsidiaries as of December 31, 2010 and as of December 31, 2011, and for each of such Fiscal Years then ended, respectively, accompanied by the report thereon of the Parent’s independent certified public accountants. Obligors have also delivered to Administrative Agent the unaudited projected balance sheet and related projected statements of income and cash flows for Borrower and its consolidated Subsidiaries as of and after giving effect to consummation on the Initial Funding Date of the Acquisition.  All such projected financial statements have been prepared in accordance with GAAP and present accurately and fairly Obligors’ projection of the financial position of Parent and its consolidated Subsidiaries as at the dates thereof and their results of operations for the periods specified thereby.  No Material Adverse Effect has occurred since the dates of such financial statements, respectively.

Section 8.7. Litigation.  Except as set forth on Schedule 8.7, there is no pending or, to the best of such Obligor’s knowledge, threatened, action, suit, proceeding or claim by any Person, or to the best of such Obligor’s knowledge, investigation by any Governmental Authority, or any basis for any of the foregoing, which could cause a Material Adverse Effect.

Section 8.8. ERISA and Employee Benefit Plans. Except for those that could not cause a Material Adverse Effect, (x) each ERISA Benefit Plan is in compliance with applicable provisions of ERISA, the IRC and other Applicable Law and (y) there are no existing or pending (or to the knowledge of such Obligor, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any ERISA Benefit Plan to which such Obligor incurs or otherwise has or could have a material obligation or any material liability.  No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA.  No “accumulated funding deficiency” (as defined in Section 412(a) of the IRC) exists with respect to any ERISA Benefit Plan, whether or not waived by the Secretary of the Treasury or his delegate, and the current value of each ERISA Benefit Plan’s benefits does not exceed the current value of such ERISA Benefit Plan’s assets available for the payment of such benefits.

Section 8.9.  Compliance with Laws.  Such Obligor and its Subsidiaries each are in compliance, in all material respects, with Applicable Laws.

Section 8.10. Taxes.  Such Obligor and its Subsidiaries have filed all federal and other tax returns and reports required to be filed, and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable unless any such unpaid taxes, assessments fees or other charges would constitute a Permitted Lien.

Section 8.11. Location of Collateral and Books and Records.  Schedule 8.11 is a complete list of the each location of the Collateral constituting property of such Obligor (other than Inventory in transit to one of such locations) and of such Obligor’s books and records.  Such Obligor is the owner of each location, except as identified in Schedule 8.11.  If any such location is not owned by such Obligor, Schedule 8.11 includes the name and mailing address of the owner thereof.

Section 8.12. Accounts.  Each Account of a Borrower represents a bona fide sale or lease and delivery of goods by such Borrower, or rendition of services by such Borrower in the ordinary course of such Borrower’s business.  Each Account of a Borrower is for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor and in the schedule of Accounts delivered to Administrative Agent, without any offset, deduction, defense or counterclaim except those known to such Borrower and disclosed to Administrative Agent in writing.  No payment has been received, and no credit, discount or extension or agreement has been granted, on any Account except as reported to Administrative Agent in writing.  Each copy of an invoice delivered to Administrative Agent by a Borrower in respect of any Account is a genuine copy of the original invoice sent to the Account Debtor named therein.  All goods described in any such invoice representing a sale of goods have been delivered to the Account Debtor named therein and all services of such Borrower described in each invoice representing services have been performed.

Section 8.13. Inventory.  No negotiable documents have been issued in respect of any Inventory of a Borrower.

Section 8.14. Documents, Instruments, and Chattel Paper.  All Documents, Instruments and Chattel Paper of such Obligor, and all signatures and endorsements thereon, are complete, valid and genuine.

Section 8.15. Proprietary Rights.  Schedule 8.15 sets forth a correct and complete list of all Proprietary Rights owned by such Obligor that have been registered with the United States Copyright Office or the United States Patent and Trademark Office or with respect to which applications for such registrations have been filed.  None of such Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 8.15.  To such Obligor’s knowledge, none of such Proprietary Rights infringes on or conflicts with any other Person’s property, and no other Person’s property infringes on or conflicts with such Proprietary Rights.  The Proprietary Rights described on Schedule 8.15 and all other Propriety Rights in which such Obligor has an interest constitute all of the property necessary to the current and reasonably anticipated future conduct of such Obligor’s business.

Section 8.16. Investment Property.  Schedule 8.16 sets forth a correct and complete list of all Investment Property owned by such Obligor.  Such Obligor is the legal and beneficial owner of such Investment Property and has not sold, granted any option with respect to, assigned or transferred, or otherwise disposed of any of its rights or interest therein.

Section 8.17. Real Property; Leases.  Neither such Obligor nor any of its Subsidiaries owns any Real Property.  Schedule 8.17 sets forth a correct and complete list of all leases and subleases of Real Property on which an Obligor is lessee or sublessee, and all leases or subleases of Real Property on which an Obligor is lessor or sublessor.  Each of such leases is valid and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity, if any, under Applicable Law) and is in full force and effect, and no default by any party to such lease exists.

Section 8.18. Material Agreements.  Schedule 8.18 sets forth all material agreements to which such Obligor or any of its Subsidiaries is a party or is otherwise bound.

Section 8.19. Bank Accounts.  Schedule 8.19 contains a complete list of all Deposit Accounts, securities accounts and commodity accounts maintained by such Obligor.

Section 8.20. Title to Property.  Such Obligor has good, valid, marketable and exclusive title to all of its property, free of all Liens except Permitted Liens.  Such Obligor possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and such Obligor is not in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.  Administrative Agent’s Liens are not subject or junior to any other Lien.

Section 8.21. Debt.  After giving effect to the making of the initial Loans, such Obligor and its Subsidiaries have no Debt except (a) the Obligations, (b) Debt described on Schedule 8.21, (c) Debt permitted by Section 10.5 and (d) trade payables and other contractual obligations arising in the ordinary course of business.

Section 8.22. Liens.  There are no Liens on any property of such Obligor other than Permitted Liens.

Section 8.23. Solvency.  Such Obligor is Solvent prior to and after giving effect to the making of the initial Loans and all subsequent Loans.

Section 8.24. Non-Regulated Entities.  Neither such Obligor nor any Affiliate of such Obligor is an “Investment Company” within the meaning of the Investment Company Act of 1940.  Such Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

Section 8.25. Governmental Authorization.  No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Obligor or any of its Subsidiaries of this Agreement or any other Loan Document.

Section 8.26. Investment Banking or Finder’s Fees.  Neither such Obligor nor any of its Subsidiaries has agreed to pay or is otherwise obligated to pay or reimburse any Person with respect to any investment banking or similar or related fee, underwriter’s fee, finder’s fee or broker’s fee in connection with this Agreement.

Section 8.27. Full Disclosure.  None of the representations or warranties made by such Obligor in the Loan Documents and none of the statements contained in any Schedule or any report, statement or certificate furnished to Administrative Agent by or on behalf of such Obligor in connection with the Loan Documents contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 8.28. Commercial Tort Claims.  Each Obligor has no Commercial Tort Claims other than as disclosed in Schedule 1.1B.

Section 8.29. Other Obligations and Restrictions.  Parent and its Subsidiaries have no outstanding liabilities of any kind (including contingent obligations, tax assessments, or long-term commitments) of a nature and type required to be set forth as a liability on a balance sheet in accordance with GAAP which are, in the aggregate, material to Parent or a Borrower or material with respect to Parent’s consolidated financial condition that are not reflected on the financial statements delivered pursuant to Section 9.4 or in the notes thereto or that were not incurred since October 31, 2011 in the ordinary course of business.  No Obligor is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which could cause a Material Adverse Effect.

Section 8.30. Force Majeure; and Labor Disputes.  Neither the business nor the properties of such Obligor has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could cause a Material Adverse Effect.

Section 8.31. Environmental and Other Laws.  (a) Except as individually or in the aggregate could not result in a Material Adverse Effect, such Obligor is conducting its business in material compliance with all Applicable Laws, including Environmental Laws, and is in compliance with all licenses and permits required under any such laws; (b) to the knowledge of such Obligor, none of the operations or properties of such Obligor is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, except as set forth on Schedule 8.31; (c) such Obligor has not (and to the knowledge of such Obligor, no other Person has) filed any notice under any Applicable Law indicating that such Obligor is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of such Obligor; (d) such Obligor has not transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against such Obligor for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) such Obligor has no known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials.

Section 8.32. Security Interests.  Administrative Agent, for the benefit of the Lenders, has a valid and perfected first priority security interest in the Collateral, subject only to Permitted Liens, and no further or subsequent filing, recording, registration, other public notice or other action is necessary or desirable to perfect or otherwise continue, preserve or protect Administrative Agent’s security interest in the Collateral except (i) for continuation statements described in UCC §9.515(d), (ii) for filings required to be filed in the event of a change in the name, identity, or structure of such Obligor, or (iii) in the event any financing statement filed by Administrative Agent, for the benefit of the Lenders, relating hereto otherwise becomes inaccurate or incomplete.

Section 8.33. Acquisition.  After giving effect to the Acquisition on the Initial Funding Date, the Acquisition was conducted and consummated in compliance with Applicable Laws.  On the Agreement Date and on the Initial Funding Date, all conditions precedent to performance by Parent, Apace I and Apace II, as purchasers, and by Sellers and the other parties under the Asset Purchase Agreement have been satisfied or waived, other than payment of the cash portion of the purchase price payable by the purchasers to Sellers on the effective date of the Asset Purchase Agreement pursuant to the terms thereof (the aggregate amount of which does not exceed $8,000,000), with no Debt assumed by Obligors other than the “Assumed Liabilities” as defined by the Acquisition Agreement as in effect on the Initial Funding Date.  Without limiting the foregoing, after giving effect to the Acquisition, no Obligor owes any Debt to GreatAmerica Leasing Corporation and GreatAmerica Leasing Corporation has no Liens on any of the Purchased Assets acquired by any Obligor in connection with the Acquisition.

Section 8.34. Novation of Government Contracts.  With respect to each Government Contract included in the Purchased Assets acquired by it pursuant to the Acquisition, each of Apace I and Apace II has notified the applicable Contracting Officer (or other Person of appropriate authority over such Contracting Officer) that it intends to purchase such Government Contract pursuant to the Acquisition and request a Novation Agreement.  Obligors have no knowledge of any reason to believe that Apace I and Apace II will not be able to obtain a Novation Agreement with respect to each such Government Contract.

Section 8.35. Continuing Representations.  Each request for a Loan, and acceptance by a Borrower of the proceeds of any Loan, shall constitute a representation and warranty by such Obligor, as of the date of each such request and acceptance, and after giving effect thereto (and in connection with the initial Loans, without limiting the foregoing, after giving effect to the Acquisition) that all such representations and warranties in this Agreement are true, complete and correct in all material respects, as of each such date, as though separately made and stated on and as of each such date (except to the extent that any such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties shall be true, complete and correct in all material respects as of such earlier date).  All representations and warranties under this Agreement shall survive the execution and delivery of this Agreement.

ARTICLE IX
AFFIRMATIVE COVENANTS

 Until termination of the Commitments and payment and performance in full of the Obligations, each Obligor agrees as follows:

Section 9.1. Existence and Good Standing.  Such Obligor shall maintain its existence and its qualification and good standing in all jurisdictions in which the failure to maintain such qualification or good standing could reasonably be expected to have a Material Adverse Effect.

Section 9.2. Compliance with Agreements and Laws.  Such Obligor will perform all obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, except where failure to do so could not have a Material Adverse Effect.  Such Obligor will conduct its business and affairs in compliance with all Applicable Laws applicable thereto, except where the failure to do so would not have a Material Adverse Effect.  Such Obligor will cause all licenses and permits necessary for the conduct of its business and the ownership and operation of its property used and property reasonably expected to be used in the conduct of its business to be at all times maintained in good standing and in full force and effect, except where failure to do so could not have a Material Adverse Effect.

Section 9.3. Books and Records.  Such Obligor shall maintain at all times correct and complete books and records in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited financial statements required to be delivered pursuant to  Section 9.4.

Section 9.4. Financial Reporting.  Each Obligor shall promptly furnish to Administrative Agent all such financial information with respect to Parent and its Subsidiaries as Administrative Agent may reasonably request.  Without limiting the foregoing, Obligors will furnish to Administrative Agent the following:

(a) As soon as available, but in any event not later than ninety (90) days after the end of each Fiscal Year, consolidated audited and consolidating balance sheets, and statements of income and expense, cash flow and of stockholders’ or members’ equity for Parent which includes its Subsidiaries for such Fiscal Year, and the accompanying notes thereto, prepared in accordance with GAAP, in reasonable detail and fairly presenting the financial position and results of operations of Parent and its consolidated Subsidiaries as of the date thereof and for the Fiscal Year then ended.  Such statements shall be examined in accordance with generally accepted auditing standards by independent certified public accountants selected by Parent and reasonably satisfactory to Administrative Agent, whose report thereon shall accompany such financial statements and not be qualified in any respect.  Each Obligor hereby authorizes Administrative Agent to communicate directly with its certified public accountants and, by this provision, authorizes such accountants to disclose to Administrative Agent any and all financial statements and other supporting financial documents and schedules relating to such Obligor and to discuss directly with Administrative Agent the finances and affairs of such Obligor.  At Administrative Agent’s request, Parent and Borrowers will deliver to such accountants and Administrative Agent a consent to such authorization, signed by a Responsible Officer.

(b) As soon as available, but in any event not later than thirty (30) days after the end of each Fiscal Month, unaudited consolidated and consolidating balance sheets of Parent and its consolidated Subsidiaries as of the end of such Fiscal Month, and unaudited consolidated and consolidating statements of income and expense and cash flow for Parent and its consolidated Subsidiaries for such Fiscal Month and for the period from the beginning of the Fiscal Year to the end of such Fiscal Month, all in reasonable detail, fairly presenting the financial position and results of operations of Parent and its consolidated Subsidiaries as of the date thereof and for such Fiscal Months, and prepared in accordance with GAAP applied consistently with the audited financial statements required by Section 9.4(a), subject to normal year-end adjustments and the lack of footnote disclosure.  Each Obligor shall certify by a certificate signed by a Responsible Officer that all such statements have been prepared in accordance with GAAP and present fairly, in all material respects, subject to normal year-end adjustments and the lack of footnote disclosure, the financial position of Parent and its Subsidiaries as of the dates thereof and its results of operations for the Fiscal Months then ended.

(c) No sooner than sixty (60) days and not less than fifteen (15) days prior to the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated and consolidating balance sheets, statements of income and expenses and statements of cash flow) for Parent and its Subsidiaries as of the end of the end of and for each Fiscal Month of such Fiscal Year.

(d) As soon as available, but in any event not later than fifteen (15) days after Borrower’s receipt thereof, a copy of all management reports and management letters prepared for Parent by any independent certified public accountants.

(e) Promptly after filing, a copy of each tax return filed by an Obligor.

(f) If requested by Administrative Agent, copies of all reports, including annual reports, and notices which any Obligor files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) Business Days after any Obligor knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any ERISA Benefit Plan or that the PBGC or Parent or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any ERISA Benefit Plan, a certificate of the chief financial officer of such Obligor setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that such Obligor proposes to take with respect thereto.

(g) Such additional information as Administrative Agent may from time to time reasonably request regarding the financial and business affairs of Parent and its Subsidiaries or any Obligor or any of their respective Subsidiaries.

Section 9.5. Collateral Reporting.  Obligors shall timely provide, or cause to be timely provided, to Administrative Agent, in each case, with respect to each Borrower:

(a) At least once during each calendar week, at the time of each request by any Borrower for a Revolving Loan and at any other time requested by Administrative Agent, (i) a Borrowing Base Certificate for each Borrower and (ii) an Aggregate Borrowing Base Certificate, therein including (A) a detailed calculation of the Borrowing Base or the Aggregate Borrowing Base, as the case may be, (B) a certification of Eligible Accounts and Eligible Inventory included therein, respectively, and (ii) all supporting documents and information (including, without limitation, sales journals, credit memos, cash receipts journals, reconciliation of changes from the most recent certificate delivered to Administrative Agent);

(b) Monthly, not later than the fifteenth (15th) day of each Fiscal Month:

(i) a schedule of Accounts of each Borrower and a schedule of payments on Accounts of each Borrower, as of the last day of the preceding Fiscal Month;

(ii) a reconciliation to the Borrowing Base of each Borrower and of the Aggregate Borrowing Base, as calculated in the most recent related Borrowing Base Certificate to Administrative Agent, in the form prescribed by Administrative Agent;

(iii) an aging of Accounts of each Borrower as of the last day of the preceding Fiscal Month, showing (A)(i) Accounts aged 30 days or less from date of invoice, (ii) Accounts aged over 30 days, but less than 61 days, from date of invoice, (iii) Accounts aged over 60 days, but less than 91 days, from date of invoice, (iv) Accounts aged over 90 days, but less than 120 days, from date of invoice, and (v) Accounts aged 120 days or more from date of invoice and (B) a listing of the name and complete address of each Account Debtor and such other information as Administrative Agent may request and (C) a reconciliation to the previous calendar month’s aging of Accounts and to such Borrower’s general ledger;

(iv) an aging of each Borrower’s accounts payable as of the last day of the preceding Fiscal Month;

(v) Perpetual Inventory reports for each Borrower, as of the last day of the preceding Fiscal Month, by category and location, with detail showing additions to and deletions from Inventory, together with a reconciliation to the general ledger;

(vi) upon request, with respect to each Borrower, copies of invoices in connection with Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with Accounts and for Inventory and Equipment acquired by such Borrower, purchase orders and invoices; and

(vii) at Administrative Agent’s request, copies of invoices and supporting delivery or service records, copies of credit memos or other advices of credit or reductions against amounts previously billed, shipping and delivery documents, purchase orders and such other copies or reports in respect of any Collateral as Administrative Agent may request from time to time.

Each Borrowing Base Certificate (together with applicable schedules, reconciliations, agings, copies and/or reports) delivered to Administrative Agent shall bear a signed statement by a Responsible Officer of such Borrower (and in the case of an Aggregate Borrowing Base, a signed statement by a Responsible Officer of Parent) certifying the accuracy and completeness of all information included therein.  The execution and delivery of a Borrowing Base Certificate or an Aggregate Borrowing Base Certificate shall in each instance constitute a representation and warranty by the Borrower(s) delivering same to Administrative Agent and Lenders that no Account included therein is excluded from inclusion in the Borrowing Base by clauses (a) through (q) of the definition of “Eligible Accounts” and that no Inventory included therein is excluded from inclusion in the Borrowing Base by clauses (a) through (i) of the definition of “Eligible Inventory.”  In the event any request for a Revolving Loan, or a Borrowing Base Certificate or an Aggregate Borrowing Base Certificate or other information required by this Section 9.5 delivered to Administrative Agent by a Borrower electronically or otherwise without signature, such request, or such Borrowing Base Certificate or Aggregate Borrowing Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of such Borrower by a Responsible Officer and constitute a representation to Administrative Agent and Lenders as to the authenticity thereof.  Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base or the Aggregate  Borrowing Base to reflect exclusions from Eligible Accounts or Eligible Inventory, reserves pursuant to Section 2.1, declines in value of Collateral or such other matters as are necessary to determine the Borrowing Base or the Aggregate Borrowing Base.  Administrative Agent shall have the continuing right to establish and adjust reserves in determining or re-determining the Borrowing Base or the Aggregate Borrowing Base, pursuant to Section 2.1.

Section 9.6. Compliance Certificate.  With each of the financial statements delivered pursuant to Section 9.4(a) and Section 9.4(b), respectively, Parent shall deliver to Administrative Agent a certificate signed by a Responsible Officer of Parent (i) setting forth in reasonable detail the calculations required to establish that Obligors were in compliance with the covenants set forth in Section 10.14 during the period covered in such financial statements and as of the end thereof and (ii) stating that, except as explained in reasonable detail in such certificate (A) all of the representations and warranties of Obligors contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that are solely effective as of a particular date, which shall be correct and complete in all material respects as of such particular date, (B) on the date of such certificate, each Obligors is in compliance in all material respects with all of its respective covenants and agreements in this Agreement and the other Loan Documents, (C) no Default or Event of Default then exists or existed during the period covered by such financial statements and (D) Obligors do not reasonably expect that any Default or Event of Default will occur.  If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists or is reasonably expected to occur, such certificate shall set forth what action any Borrower has taken or proposes to take with respect thereto.

Section 9.7. Notification to Administrative Agent.  Such Obligor shall notify Administrative Agent in writing immediately (a) after becoming aware of any Default or Event of Default, or if such Obligor reasonably expects that any Default or Event of Default will occur, (b) after becoming aware of any event or circumstance, including without limitation any pending or threatened action, suit or claim by any Person, any pending or threatened investigation by a Governmental Authority or any violation of any Applicable Law, that would be treated as a contingent liability under GAAP and is in an amount in excess of $100,000 or which could have or cause a Material Adverse Effect, (c) immediately if its board of directors or other governing board or committee authorizes the filing by such Obligor of a petition in bankruptcy, (d) promptly upon the acceleration of the maturity of any Debt owed by such Obligor or of any default by such Obligor under any indenture, mortgage, agreement, contract or other instrument to which such Obligor is a party or by which any of its properties is bound and is in an amount in excess of $100,000 and (e) promptly upon any claim of $100,000 or more, any notice of potential liability under any Environmental Laws which could reasonably be expected to exceed such amount, and (f)(i) promptly upon receipt of any notice of default or cancellation with respect to any lease of any Real Property location where any Collateral is located and (ii) not less than 30 days prior to the effective date thereof, the expiration of any lease where Collateral is located.  Each notice given shall describe the subject matter thereof in reasonable detail and specify the action that such Obligor or any of its Subsidiaries, as applicable, has taken or proposes to take with respect thereto.

Section 9.8. Accounts.  If such Obligor becomes aware of any matter adversely affecting the collectibility of any Account of a Borrower involving an amount greater than $50,000, including information regarding the Account Debtor’s creditworthiness, such Obligor will promptly so advise Administrative Agent.  Each Borrower will promptly notify Administrative Agent of all disputes and claims in excess of $50,000 with respect to any Account of such Borrower.  No discount, credit or allowance shall be granted to any such Account Debtor without Administrative Agent’s prior written consent.  Each Borrower shall deliver to Administrative Agent a copy of each credit memorandum in excess of $50,000, in respect of any Account of such Borrower, as soon as issued.

Section 9.9. Inventory.

(a) All Inventory of a Borrower shall be held for sale in the ordinary course of such Borrower’s business, and is and will be fit for such purpose.  Each Borrower will keep its Inventory in good and marketable condition, at its own expense.  Each Borrower will not acquire or accept any Inventory on consignment or approval, without the prior written consent of Administrative Agent.  Each Borrower will not sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis, without the prior written consent of Administrative Agent.

(b) Such Borrower will conduct a physical count of its Inventory at least once per Fiscal Year, in connection with its audited financial statements to be delivered pursuant to Section 9.4(a) (which physical count shall include a count of 100% of such Inventory unless such count is of a lesser percentage and is acceptable to Obligors’ independent certified public accounts in connection with such audited financial statements) and at Administrative Agent’s request, within fifteen (15) days of conducting any physical count, such Borrower shall supply Administrative Agent with a copy of such count.

(c) Each Borrower shall promptly report to Administrative Agent in writing any Inventory returned by an Account Debtor involving an amount in excess of $50,000.  All such returned Inventory shall be segregated from all other Inventory, and shall not be reportable as Eligible Inventory unless and until such Borrower demonstrates to Administrative Agent’s satisfaction that such returned Inventory is in saleable condition and meets all criteria for Eligible Inventory.  Unless otherwise agreed by Administrative Agent, the amount of such Borrower’s Accounts relating to such returned Inventory shall be deemed excluded from Eligible Accounts.  All returned Inventory shall be subject to Administrative Agent’s Liens (provided, that any such returned Inventory that is returned by a Borrower to the seller thereof in exchange for a credit against payables then or thereafter due to such seller or a cash payment that is delivered to Administrative Agent as required by Section 5.4 shall be deemed to be transferred to such seller free and clear of Administrative Agent’s Liens).

Section 9.10. Equipment.  Such Obligor will maintain, preserve, protect and keep all Equipment in good condition, repair and working order, ordinary wear and tear excepted, and will cause such Equipment to be used and operated in a good and workmanlike manner, in accordance with Applicable Laws and in a manner which will not make void or cancelable any insurance with respect to such Equipment.  Current maintenance records will be maintained on all Equipment and made available to Administrative Agent upon request.  Such Obligor will promptly furnish to Administrative Agent a statement respecting any loss or damage to any of such Equipment with an aggregate value in excess of $50,000.  Such Obligor will not alter or remove any identifying symbol or number on any Equipment or permit any of the Collateral which constitutes Equipment to at any time become so related or attached to, or used in connection with any particular Real Property so as to become a fixture upon such Real Property, or to be installed in or affixed to other goods so as to become an accession to such other goods unless such other goods are also included in the Collateral and in which Administrative Agent has a first priority Lien.

Section 9.11. Control of Deposit Accounts.  Such Obligor shall cause Administrative Agent to have Control of all of its Deposit Accounts other than any Deposit Account utilized solely for funding payroll and related withholding taxes.  Notwithstanding the foregoing, on or before August 31, 2012, Obligors shall either (a) close each Deposit Account located at TD Bank or Israel Discount Bank, other than any Deposit Account utilized solely for funding payroll and related withholding taxes or for maintaining deposits for or on behalf of employees in respect of health or other benefit plans or (b) cause Administrative Agent to have Control of each such Deposit Account that is the subject of clause (a) preceding.

Section 9.12. Insurance.  Such Obligor shall keep and maintain adequate insurance with respect to its business and all Collateral, written by insurers acceptable to Administrative Agent.  Such insurance shall be with respect to loss, damages, and liability of amounts acceptable to Administrative Agent and shall include, at a minimum, business interruption, workers compensation, general premises liability, fire, theft, casualty and all risk.  Such Obligor will make timely payment of all premiums required to maintain such insurance in force.  Such Obligor shall cause Administrative Agent to be an additional insured and loss payee under all policies of insurance covering any of the Collateral, to the extent of Administrative Agent’s interest, in form satisfactory to Administrative Agent.  All insurance proceeds paid to Administrative Agent shall be applied in reduction of the Obligations unless otherwise agreed by Administrative Agent.  Such Obligor shall deliver copies of each insurance policy to Administrative Agent upon request.

Section 9.13. Payment of Trade Liabilities, Taxes, Etc.  Such Obligor will (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) within ninety (90) days past the original invoice billing date after same becomes due, pay all material liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other material liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP.

Section 9.14. Performance on an Obligor’s Behalf.  If such Obligor fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, payment may be made by Administrative Agent as a Protective Advance.  Such Obligor shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

Section 9.15. Evidence of Compliance.  Such Obligor will furnish to Administrative Agent at such Obligor’s expense all evidence which Administrative Agent may from time to time reasonably request in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by such Obligor in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 9.16. Environmental Matters; Environmental Reviews.

(a) Such Obligor and each of its Subsidiaries will comply in all material respects with all Environmental Laws now or hereafter applicable to such Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect, except for those which if not obtained could not have a Material Adverse Effect.  Neither such Obligor nor any of its Subsidiaries will do anything or permit anything to be done which will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances.

(b) Such Obligor will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by such Borrower or any of its Subsidiaries, or of which such Obligor otherwise has notice, pending or threatened against any such Person by any governmental authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with such Person’s ownership or use of its properties or the operation of its business.

(c) Such Obligor will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by such Obligor in connection with such Borrower’s or its Subsidiaries’ ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

Section 9.17. Change of Name, Location, Jurisdiction of Incorporation or Organization, or Structure; Additional Filings.  Such Obligor acknowledges that financing statements pertaining to the Collateral have been filed where such Obligor is organized.  Without limitation of any other covenant herein, such Obligor will not cause or permit any change to be made in its name, identity or corporate structure (not including a change in capital structure resulting from authorization or issuance of Equity Interests or the exchange of Equity Interests for Equity Interests), or any change to be made to a jurisdiction other than as expressly provided herein with respect to (i) the location of any Collateral, (ii) the location of any records concerning any of its property included in Collateral, (iii) the location of such Obligor’s chief executive office or principal place of business or (iv) the jurisdiction of organization of such Obligor, unless such Obligor shall have first notified Administrative Agent of such change at least forty-five (45) days prior to the effective date of such change, taken all action requested by Administrative Agent for the purpose of further confirming and protecting Administrative Agent’s security interests and rights under the Loan Documents and the perfection and priority thereof, and if requested by Administrative Agent, provided to Administrative Agent a legal opinion to its satisfaction in respect of the perfection or priority thereof and such other matters as Administrative Agent may require.  In any notice furnished pursuant to this Section, such Obligor will expressly state that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of Administrative Agent’s security interest in the Collateral.

Section 9.18. Further Assurances.  Such Obligor shall execute and deliver, or cause to be executed and delivered, to Administrative Agent such documents and agreements, and shall take or cause to be taken such actions, as Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

Section 9.19. Proprietary Rights.  Such Obligor shall provide Administrative Agent with an updated Schedule 8.15 at such time as such Obligor acquires any new trademarks, copyrights or patents or begins the application process therefor.

Section 9.20. Real Property.  Unless agreed otherwise in writing by Administrative Agent, within ten (10) days following the acquisition of any Real Property, such Obligor will execute and deliver to Administrative Agent, or will cause each applicable Subsidiary to execute and deliver to Administrative Agent, documentation in form and substance satisfactory to Administrative Agent, granting to it perfected Liens (subject to no prior liens other than any Permitted Liens) in all such Real Property, together with such related documentation as may be requested by Administrative Agent.

Section 9.21. Initial Funding Date Name Changes.

(a) On the Initial Funding Date, Apace I will change its name to Aero-Missile Components, Inc., in compliance with Applicable Law.  Apace I shall cause to be delivered to Administrative Agent, promptly as soon as it is available, a certificate evidencing such name change, issued by the appropriate Governmental Authority.  Apace I and each other Obligor hereby acknowledges and agrees that any Loan Document executed by Apace I in the name of Aero-Missile Components, Inc. (or any similar name) prior to the effective date of such name change is in fact the act of Apace I and is the binding and enforceable agreement of Apace I, the same as if it had been executed in the name of Apace I.  All Loan Documents executed by Apace I prior to the effective date of such name change, whether in the name of Apace I or Aero-Missile Components, Inc. (or any similar name) shall continue in full force and effect following the effective date of such name change.

(b) On the Initial Funding Date, Apace II will change its name to Creative Assembly Systems, Inc., in compliance with Applicable Law.  Apace II shall cause to be delivered to Administrative Agent, promptly as soon as it is available, a certificate evidencing such name change, issued by the appropriate Governmental Authority.  Apace II and each other Obligor hereby acknowledges and agrees that any Loan Document executed by Apace II in the name of Creative Assembly Systems, Inc. (or any similar name) prior to the effective date of such name change is in fact the act of Apace II and is the binding and enforceable agreement of Apace II, the same as if it had been executed in the name of Apace II.  All Loan Documents executed by Apace II prior to the effective date of such name change, whether in the name of Apace II or Creative Assembly Systems, Inc. (or any similar name) shall continue in full force and effect following the effective date of such name change.

Section 9.22. Novation of Government Contracts.  Promptly upon the Initial Funding Date, Apace I and Apace II each will take all necessary action to apply for a Novation Agreement with respect to each Government Contract included in the Purchased Assets acquired by it pursuant to the Acquisition.  Obligors will use their best efforts to cause each such Novation Agreement to be executed and delivered by all parties thereto as soon as reasonably possible following the Initial Funding Date.  Without limiting the foregoing, with respect to each such Government Contract and to the extent it has not already done so prior to the Initial Funding Date, not later than June 15, 2012, each of Apace I and Apace II shall submit, or cause to be submitted, to the applicable Contracting Officer on each such Government Contract the form of Novation Agreement and related information in compliance with Federal Acquisition Regulation § 42.1204.  Obligors will keep Administrative Agent reasonably informed with respect to the status of efforts to obtain each such Novation Agreement and will deliver Administrative Agent a copy of each fully executed Novation Agreement promptly when available.

Section 9.23. Initial Funding Date Certificate.  All conditions specified by Section 7.1 shall be satisfied, and Obligors will execute and deliver to Administrative Agent the Initial Funding Date Certificate on or before 9:00 a.m. on the date that is five (5) Business Days after the Agreement Date.

Section 9.24. Post Closing Covenant.  On or before August 1, 2012, the Obligors shall deliver to Administrative Agent evidence, reasonably acceptable to Administrative Agent, that (a) Apace I is qualified to do business and is in good standing as a foreign organization in Alabama and Pennsylvania and (b) Apace II is qualified to do business and is in good standing as a foreign organization in Minnesota, Ohio and Washington.

ARTICLE X
NEGATIVE COVENANTS

Until termination of the Commitments and payment and performance in full of the Obligations, each Obligor agrees as follows:

Section 10.1. Fundamental Changes.  Neither such Obligor nor any of its Subsidiaries shall enter into any transaction of merger, reorganization or consolidation, wind-up, liquidate or dissolve.  Such Obligor will not change its name, jurisdiction of organization, organizational type or location of its chief executive office unless it gives Administrative Agent at least forty-five (45) days prior written notice thereof and executes all documents that Administrative Agent reasonably requests in connection therewith.

Section 10.2. Collateral Locations.  Except for Inventory in transit to a Borrower in the ordinary course of business, a Borrower will not maintain any Collateral at any location other than those locations listed on Schedule 8.11 unless it gives Administrative Agent at least thirty (30) days prior written notice thereof and delivers or causes to be delivered to Administrative Agent all documents that Administrative Agent reasonably requests in connection therewith, including without limitation, in the case of any leased location, an access and waiver agreement, signed by the owner of such location, in form and substance satisfactory to Administrative Agent.  On or before the date that is six months following the Agreement Date, Obligors shall either (a) deliver an access and waiver agreement for the 2200 Arthur Kill Road, Staten Island, New York location, signed by the owner of such location, in form and substance satisfactory to Administrative Agent or (b) terminate the lease for such location and remove all assets of Obligors from such location.

Section 10.3. Use of Proceeds.  Obligors will not use any proceeds of any Loan, directly or indirectly, for any purpose other than (a) to pay transactional fees, costs and expenses incurred in connection with the Loan Documents, (b) in the case of each of Apace I and Apace II, on the Initial Funding Date, to finance all or a portion of the cash amount in respect of the purchase price payable for the Purchased Assets purchased by it pursuant to the Asset Purchase Agreement, (c) to repay Debt of a Borrower existing on the Initial Funding Date, (d) to finance an acquisition described in clause (b) of the definition of “Restricted Investment” and (e) on the Initial Funding Date and thereafter, for working capital in the ordinary course of a Borrower’s business (including, in the case of proceeds of Revolving Loans, payments on the Term Loans).  Obligors will not use any proceeds of any Loan, directly or indirectly, to purchase or carry margin stock, repay or otherwise refinance indebtedness incurred to purchase or carry Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

Section 10.4. Business.  Unless otherwise agreed by Administrative Agent in writing, Parent and its Subsidiaries (i) will not engage, directly or indirectly, in any line of business other than the businesses in which such Parent and its Subsidiaries, respectively, are engaged on the Agreement Date, and (ii) will not make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business.

Section 10.5. Debt.  Neither such Obligor nor any of its Subsidiaries shall incur or maintain any Debt, other than (a) the Obligations, (b) trade payables and contractual obligations to suppliers and customers arising in the ordinary course of business, (c) Subordinated Debt, (e) the “Assumed Liabilities” as defined by the Acquisition Agreement as in effect on the Initial Funding Date, (d) Debt described on Schedule 8.21, (e) purchase money secured Debt incurred to purchase Equipment, provided, that the aggregate amount of such Debt outstanding does not exceed $100,000 annually, and (f) Debt evidencing a refunding, renewal, or extension of Debt described in clause (e) preceding, provided, that (i) the principal amount thereof is not increased at the time of such renewal, refinancing, refunding, or extension, (ii) no Obligor that is not an obligor or guarantor of such Debt as of the Agreement Date shall become an obligor or guarantor thereof and (iii) the terms of such refunding, renewal, or extension are no less favorable to such Obligor than the original Debt, and (g) purchase money secured Debt incurred to purchase Permitted Purchased Real Estate.

Section 10.6. Guaranties.  Neither such Obligor nor any of its Subsidiaries shall make, issue or be or become liable on any guaranty, except (i) guaranties in favor of Administrative Agent, (ii)  guaranties described on Schedule 8.21, and (iii) guaranties by any Obligor of Debt of any other Obligor if such Debt was incurred in the ordinary course of business and is not prohibited by this Agreement.

Section 10.7. Liens.  Neither such Obligor nor any of its Subsidiaries shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.  Such Obligor will not enter into or become subject to any agreement whereby such Obligor is prohibited from, or would otherwise be in default as a result of, creating, assuming, incurring, or suffering to exist, directly or indirectly, any Lien on any of its assets in favor of Administrative Agent or Lenders.

Section 10.8. Disposition of Property.  Without the prior written consent of Administrative Agent, neither such Obligor nor any of its Subsidiaries will transfer, sell, assign, lease, license or otherwise dispose of any of its property, or agree to do any of the foregoing, except the (a) use of money or cash equivalents, not constituting proceeds of Collateral, in the ordinary course of business and in a manner that is not prohibited by this Agreement, (b) sale of Inventory in the ordinary course of business and (c) sale or other disposition of Equipment in the ordinary course of business that is obsolete or no longer useable by such Obligor in its business, provided, that (i) if such sale or disposition is made without replacement of such Equipment, or such Equipment is replaced by Equipment leased by such Obligor, then such Obligor shall deliver to Administrative Agent, for the account of Lenders, all net proceeds of any such sale or disposition for application to the Obligations or (ii) if such sale or disposition is made in connection with the purchase by such Obligor of replacement Equipment, then such Obligor shall use the proceeds of such sale or disposition to purchase such replacement Equipment and shall deliver to Administrative Agent written evidence of the use of such proceeds for such purchase.

Section 10.9. Sale and Leaseback.  Without the prior written consent of Administrative Agent, neither such Obligor nor any of its Subsidiaries shall directly or indirectly enter into any arrangement with any Person providing for such Borrower or such Subsidiary to lease or rent property that such Obligor or such Subsidiary has sold or will sell or otherwise transfer to such Person.

Section 10.10. Distributions; Capital Contribution; Redemption.  Without the prior written consent of Administrative Agent, no Obligor nor its Subsidiaries shall directly or indirectly declare or make, or incur any liability to make, any Distribution, other than a Distribution by a Subsidiary to a Borrower.  No Obligor nor its Subsidiaries will, directly or indirectly, make any capital contribution of any nature (other than a contribution by Parent to a Borrower) to or purchase, redeem, acquire or retire any Equity Interests in any Person (other than the exchange of one class or series of Equity Interests of Parent for another class or series of Equity Interests of Parent), whether such interests are now or hereafter issued, outstanding or created, or cause or permit any reduction or retirement of the Equity Interests of any Person.

Section 10.11. Restricted Investments.  Neither such Obligor nor any of its Subsidiaries shall make any Restricted Investment, other than intercompany loans by Parent or a Borrower to a Borrower.

Section 10.12. Transactions with Affiliates.  Such Obligor will not engage in any transaction with any Affiliate except in the ordinary course of business and in amounts and upon terms no less favorable to such Obligor than would be obtained in a comparable arm’s-length transaction with a Person who is not an Affiliate.

Section 10.13. New Subsidiaries.  Without the prior written consent of Administrative Agent, such Obligor shall not organize, create or acquire any Subsidiary unless otherwise allowed by this Agreement and, concurrently with such organization, creation or acquisition, such new Subsidiary becomes a party to this Agreement, in form and substance satisfactory to Administrative Agent.

Section 10.14. Financial Covenants.

(a) The Fixed Charge Coverage Ratio, determined for Parent and its Subsidiaries on a consolidated basis as of the last day of any Fiscal Month, shall not be less than the ratio specified for such date as follows:

Date	Minimum Fixed Charge Ratio
June 30, 2012	1.30 to 1.0
July 31, 2012	1.60 to 1.0
August 31, 2012	1.70 to 1.0
September 30, 2012	1.70 to 1.0
October 31, 2012	1.70 to 1.0
November 30, 2012	1.70 to 1.0
December 31, 2012	1.70 to 1.0
January 31, 2013	1.70 to 1.0
February 28, 2013	1.70 to 1.0
March 31, 2013	1.70 to 1.0
April 30, 2013 and continuing thereafter	1.20 to 1.0

(b) Leverage Ratio for Parent and its Subsidiaries of the end of any Fiscal Month, shall not be greater than the amount specified for such date as follows:

Date	Maximum Leverage Ratio
June 30, 2012	2.85 to 1.0
July 31, 2012	2.75 to 1.0
August 31, 2012	2.65 to 1.0
September 30, 2012	2.60 to 1.0
October 31, 2012	2.50 to 1.0
November 30, 2012	2.45 to 1.0
December 31, 2012	2.25 to 1.0
January 31, 2013	2.20 to 1.0
February 28, 2013	2.15 to 1.0
March 31, 2013	2.05 to 1.0
April 30, 2013	1.95 to 1.0
May 31, 2012	1.90 to 1.0
June 30, 2012 and continuing thereafter	1.90 to 1.0

(c) Tangible Net Worth, determined for Parent and its Subsidiaries as of the end of any Fiscal Month, shall not be less than the amount specified with respect to such Fiscal Month as follows:

Date	Minimum Tangible Net Worth
May 31, 2012	$3,727,000
June 30, 2012	$3,850,000
July 31, 2012	$3,948,000
August 31, 2012	$4,050,000
September 30, 2012	$4,155,000
October 31, 2012	$4,301,000
November 30, 2012	$4,423,000
December 31, 2012	$4,545,000
January 31, 2013	$4,751,000
February 28, 2013	$4,913,000
March 31, 2013 and continuing thereafter	$5,142,000

Section 10.15. Fiscal Year.  Such Obligor will not change its Fiscal Year used for financial reporting.

Section 10.16. Impairment of Security Interest.  Such Obligor will not take or fail to take any action which would in any manner impair the value or enforceability of Lender’s security interest in any Collateral.  Such Obligor will not adjust, settle, compromise, amend or modify any of its rights in the Collateral (other than in the ordinary course of business).

Section 10.17. Prohibited Contracts.  Except as expressly provided for in the Loan Documents, neither such Obligor nor any of its Subsidiaries will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Subsidiary of such Obligor to:  (a) pay dividends or make other distributions to such Obligor, (b) to redeem equity interests held in it by such Obligor, (c) to repay loans and other indebtedness owing by it to such Obligor, or (d) to transfer any of its assets to such Obligor.  Such Obligor will not amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Lender under or acquired pursuant to any Loan Document.

Section 10.18. Asset Purchase Agreement.  On or after the Agreement Date, Obligors will not agree to amend or modify the Asset Purchase Agreement without the prior written consent of Administrative Agent.

ARTICLE XI
EVENT OF DEFAULT

Section 11.1. Event of Default.  Each of the following shall constitute an Event of Default under this Agreement (each, an “Event of Default”):

(a) any failure by any Borrower to timely pay any of the Obligations when due;

(b) any representation or warranty made or deemed made by any Obligor or any of its Subsidiaries in any Loan Documents, in any financial statement, or in any information furnished by such Obligor or such Subsidiary to Lenders or Administrative Agent shall be untrue in any material respect as of the date on which made, deemed made or furnished;

(c) any noncompliance or breach of any requirements contained in:

(i) Sections 9.1 through 9.3, Sections 9.5 through 9.7, Section 9.11, Section 9.12, Section 9.21, 9.23, Section 10.1, or Sections 10.3 through 10.14;

(ii) Sections 9.4, 9.8, 9.9, 9.10, 10.2 or 10.15 and any such failure continues for a period of ten (10) days; or

(iii) any provision of the Loan Documents other than those listed in clauses (i) and (ii) preceding of this Section 11.1(c), and such failure continues for a period of fifteen (15) days after the earlier of any Obligor’s actual knowledge thereof or written or verbal notice thereof by Administrative Agent to any Obligor;

(d) Any Obligor or any of its Subsidiaries shall (i) file a voluntary petition in bankruptcy or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts, or consent to or acquiesce in any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, custodian, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

(e) an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking relief under the Bankruptcy Code or seeking any reorganization, arrangement, consolidation or readjustment of the debts of any Obligor or any of its Subsidiaries under any other bankruptcy or insolvency law;

(f) a receiver, assignee, liquidator, custodian, trustee or similar officer shall be appointed for any Obligor or any of its Subsidiaries or for all or any part of its property or a warrant of attachment, execution or similar process shall be issued against any part of the property of any Obligor or any of its Subsidiaries;

(g) Any Obligor or any of its Subsidiaries shall file a certificate of dissolution or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any action in furtherance thereof;

(h) Any Obligor or any Subsidiary of an Obligor shall default with respect to any Debt for borrowed money (other than the Obligations) of any Obligor or any of its Subsidiaries in an outstanding principal amount which exceeds $50,000 and such default shall continue for more than the period of grace, if any, therein with respect thereto, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holder of any such Debt to accelerate, the maturity of any such Debt, or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(i) one or more judgments, orders, decrees or arbitration awards is entered against any Obligor or any of its Subsidiaries involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) of $50,000 or more;

(j) the filing or commencement of any attachment, sequestration, garnishment, execution or other Lien or action against or with respect to any Collateral;

(k) any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected (for any reason other than the failure of Administrative Agent to file a financing statement or continuation thereof to maintain perfection) and prior to all other Liens (other than Permitted Liens that are expressly allowed to be prior pursuant to the Loan Documents) or is terminated, revoked or declared void, or any Loan Document shall terminate (other than in accordance with its terms with the written consent of Administrative Agent) or become void or unenforceable, or the validity or enforceability of any Loan Document shall be contested by any Obligor or any Affiliate of any Obligor;

(l) the occurrence of any breach, default or event of default, under the Asset Purchase Agreement;

(m) Administrative Agent at any time believes, in accordance with the standards prescribed by the UCC, that the prospect for payment or performance of the Obligations is impaired;

(n) the occurrence of any event or circumstance which Administrative Agent believes in its discretion has resulted or may result in a Material Adverse Effect; or

(o) any of the following events shall occur or exist with respect to an Obligor or any ERISA Affiliate: (i) any Prohibited Transaction involving any ERISA Benefit Plan, (ii) any Reportable Event with respect to any ERISA Benefit Plan, (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any ERISA Benefit Plan or the termination of any ERISA Benefit Plan, (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any ERISA Benefit Plan, or the institution by the PBGC of any such proceedings, or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and, in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Administrative Agent subject an Obligor to any tax, penalty, or other liability to an ERISA Benefit Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed $100,000.

ARTICLE XII
REMEDIES

Section 12.1. Obligations.

(a) Upon the occurrence of any Event of Default described in Sections 11.1(d), 11.1(e), 11.1(f) or 11.1(g), this Agreement shall automatically and immediately terminate and all Obligations shall automatically become immediately due and payable without notice or demand of any kind.

(b) If an Event of Default exists, Administrative Agent may do any one or more of the following, in addition to the actions described in clause (a) preceding, as applicable, at any time or times and in any order, without notice to or demand on any Obligor: (i) reduce the Revolving Credit Limit or the advance rates used in computing the Borrowing Base, (ii) terminate the Commitments, (ii) declare any or all Obligations to be immediately due and payable and (iii) pursue its other rights and remedies under the Loan Documents or otherwise under Applicable Law.

Section 12.2. Collateral.  If an Event of Default has occurred and is continuing, Administrative Agent shall have, in addition to all other rights of Administrative Agent, the rights and remedies of a secured party under the UCC.  At any time when an Event of Default is in existence:  (i) Administrative Agent may notify Account Debtors to make payment directly to Administrative Agent, for the account of Lenders, or to such address as Administrative Agent may specify, and enforce, settle or adjust Accounts, General Intangibles or Chattel Paper with Account Debtors or obligors thereon for amounts and upon terms which Administrative Agent considers appropriate, and in such case, Administrative Agent will credit the Obligations with only the net amounts received by Administrative Agent in payment thereof after deducting all Lender Party Expenses incurred or expended in connection therewith; (ii) Administrative Agent may take possession of any Collateral and keep it on an Obligor’s premises or remove all or any part of it to another location selected by Administrative Agent; (iii) on request by Administrative Agent, an Obligor will, at such Obligor’s cost, assemble the Collateral and make it available to Administrative Agent at a place reasonably convenient to Administrative Agent; and (iv) Administrative Agent may sell or otherwise dispose of any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as Administrative Agent deems appropriate.  Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Administrative Agent will give Obligors reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made.  For this purpose, it is agreed that at least five (5) days notice of the time of sale or other intended disposition of the Collateral delivered in accordance with Section 17.6 shall be deemed to be reasonable notice in conformity with the UCC.  Administrative Agent may adjourn or otherwise reschedule any public sale by announcement at the time and place specified in the notice of such public sale, and such sale may be made at the time and place as so announced without necessity of further notice.  Administrative Agent shall not be obligated to sell or dispose of any Collateral, notwithstanding any prior notice of intended disposition.  If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given in reduction of the Obligations until Administrative Agent receives payment in cash, and if any such buyer defaults in payment, Administrative Agent may resell the Collateral without further notice to any Obligor.  In the event Administrative Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Obligor waives the posting of any bond, surety or security with respect thereto which might otherwise be required.  Each Obligor agrees that Administrative Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person.  Administrative Agent is hereby granted a license or other right to use, without charge, each Obligor’s labels, patents, copyrights, name, trade secrets, trade names, trademarks in completing production of, advertising or selling any Collateral, and each Obligor’s rights under all licenses shall inure to Administrative Agent’s benefit for such purpose.  The proceeds of any sale or disposition of Collateral shall be applied first to all expenses of sale, including reasonable attorneys’ fees, and then to the Obligations.  Each Obligor shall remain liable for any deficiency.

Section 12.3. Injunctive Relief.  All cash proceeds of Collateral from time to time existing, including without limitation collections and payments of Accounts, whether consisting of cash, checks or other similar items, at all times shall be subject to an express trust for the benefit of Administrative Agent.  All such proceeds shall be subject to Administrative Agent’s Liens.  Except as may be specifically allowed otherwise by this Agreement, each Obligor is expressly prohibited from using, spending, retaining or otherwise exercising any dominion over such proceeds.  Each Obligor acknowledges and agrees that an action for damages against any Obligor for any breach of such prohibitions shall not be an adequate remedy at law.  In the event of any such breach, any Obligor agrees to the fullest extent allowed by law that Administrative Agent shall be entitled to injunctive relief to restrain such breach and require compliance with the requirements of this Agreement.

Section 12.4. Setoff.  Each Obligor irrevocably authorizes Administrative Agent and/or Lenders to charge any account of such Obligor maintained with Administrative Agent or Lenders with such amount as may be necessary from time to time to pay any Obligations when due.  Each Obligor agrees that Administrative Agent and Lenders shall have a contractual right to setoff any and all deposits or other sums at any time credited by or due from Administrative Agent or Lenders to such Obligor against any part of the Obligations.

ARTICLE XIII
TERMINATION

Section 13.1. Term and Termination.  Obligors jointly may terminate the Commitments at any time subject to the requirements of Section 5.5.  Administrative Agent may terminate the Commitments as provided by Section 12.1(b) and the Commitments shall terminate as provided by Section 12.1(a).  Upon the effective date of termination of the Commitments for any reason, Lenders’ obligation to make Loans shall automatically terminate and all Obligations shall become immediately due and payable in full.  Notwithstanding the foregoing, until all Obligations are indefeasibly paid in cash and performed in full, each Obligor shall remain bound by the terms of this Agreement and Administrative Agent and Lenders shall retain all rights and remedies under the Loan Documents.

ARTICLE XIV
ADMINISTRATIVE AGENT

Section 14.1. Appointment and Authority.  Each Lender hereby irrevocably appoints NewStar Business Credit, LLC to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article XIV are solely for the benefit of Administrative Agent and the Lenders, and no Obligor shall have rights as a third party beneficiary of any of such provisions.

Section 14.2. Exculpatory Provisions.  Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders; provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(d) Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or as Administrative Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct.  Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Administrative Agent by an Obligor or Required Lenders.

(e) Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 14.3. Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of the Lenders, Administrative Agent may presume that such condition is satisfactory to all Lenders (i) if such condition is satisfactory to Required Lenders, or (ii) unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 14.4. Non-Reliance on Administrative Agent and other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 14.5. Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 14.6. Sharing of Set-Offs and Other Payments.  Each Lender Party agrees that if it shall, whether through the exercise of rights under the Loan Documents or rights of banker’s lien, set off, or counterclaim against any Obligor or otherwise, obtain payment of a portion of the aggregate Obligations owed to it, taking into account all distributions made by Administrative Agent under Section 5.7, that causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 5.7, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 5.7, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations as provided in Section 5.7; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations.  Each Obligor expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation.  If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a tribunal order to be paid on account of the possession of such funds prior to such recovery.

Section 14.7. Investments.  Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute.  If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such investment shall be distributed upon the distribution of such investment and in the same proportion and to the same Persons as such investment.  All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 14.8. Resignation of Administrative Agent.  Administrative Agent may at any time give notice of its resignation to the Lenders and Obligors.  Upon receipt of any such notice of resignation, the Lenders shall have the right to appoint a successor.  If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent provided that if Administrative Agent shall notify Obligors and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Obligors to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Obligors and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 17.5 and 17.10 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 14.9. Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 14.10. Collateral Matters.

(a) The Lenders hereby irrevocably authorize Administrative Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Obligors of all Obligations, (ii) constituting property being sold or disposed of by an Obligor if a release is required or desirable in connection therewith and if such Obligor certifies to Administrative Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Obligors or its Subsidiaries owned no interest at the time Administrative Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to an Obligor or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  Except as provided above, Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders.  Upon request by Administrative Agent or an Obligor at any time, the Lenders will confirm in writing Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 14.10; provided however, that (1) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Obligor in respect of) all interests retained by such Obligor, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Obligor or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

Section 14.11. Agency for Perfection.  Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

Section 14.12. Concerning the Collateral and Related Loan Documents.  Each Lender Party authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents.  Each Lender Party agrees that any action taken by Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

ARTICLE XV
AFFILIATE ACCOMMODATIONS

Section 15.1. Purposes.  Administrative Agent and the Lenders have determined that extension of Loans to each Borrower is conditioned upon additional credit support from all other Obligors.  Because of the inter-relationships among Obligors and their respective operations, each Obligor has determined (in the case of a Borrower, independently from considerations relative to credit otherwise available to any other Borrower under this Agreement) that providing such additional credit support is within its corporate purpose, will be of direct and indirect benefit to such Obligor and is in its best interest.  Each Borrower hereby acknowledges that its agreement to the Affiliate Accommodations is in consideration of the availability of Loans to each of the other Borrowers and is not required as a condition to the availability of Loans to such Borrower.

Section 15.2. Affiliate Guaranty.  As an inducement to Administrative Agent and the Lenders to make Loans and extend credit to each Borrower (other than, in the case of an Obligor that is a Borrower, Loans to such Borrower) under this Agreement, each Obligor, for value received, does hereby unconditionally, irrevocably, and absolutely guarantee the prompt and full payment and performance of the Obligations by each such other Borrower, when due and at all times thereafter.  The guaranty of payment by each Obligor pursuant to this Section is an absolute, unconditional, irrevocable, and continuing unlimited guaranty of payment and not solely of collection.

Section 15.3. Affiliate Pledge.  Each Obligor hereby grants to Administrative Agent a continuing security interest and lien in, and collateral assignment of, all of such Obligor’s right, title and interest in and to all of the following, in each case both now owned and hereafter acquired, as security for the payment and performance of the Obligations owing by each other Obligor: All Accounts, Inventory, Equipment, General Intangibles, Chattel Paper, Letter of Credit Rights, Proprietary Rights, Instruments, Documents and documents of title, Investment Property (including all Equity Interests of each Subsidiary of such Obligor), Deposit Accounts, Commercial Tort Claims, money, cash, cash equivalents, securities and other personal property of any kind at any time held directly or indirectly by such Obligor or any affiliate of such Obligor, all books and records, whether in tangible or intangible form, all  other assets, if any, and all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing.  Administrative Agent’s Lien under this Section shall continue in full force and effect in all Collateral until all Obligations have been indefeasibly and fully paid and all commitments of the Lenders under this Agreement have been terminated.  The Lien granted to Administrative Agent pursuant to this Section is in addition to and cumulative of the Lien granted by each Obligor pursuant to Section 6.1 and shall be governed by and entitled to all of the benefits of this Agreement.

Section 15.4. Limitation.  Notwithstanding any other provision of the Affiliate Accommodations, each Obligor’s liability under its Affiliate Guaranty, and the extent of its Affiliate Pledge, in each case shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations under its Affiliate Guaranty, or its Affiliate Pledge, subject to avoidance as a fraudulent transfer or conveyance under any Applicable Laws, in each case after giving effect to all other obligations and liabilities of such Obligor, contingent or otherwise, that are relevant under such laws, and after giving effect to the value, as assets (as determined under the applicable provisions of such laws) of any rights of such Obligor to contribution, indemnity and/or subrogation from any other Obligor or other Person as provided by the Affiliate Accommodations or any Applicable Laws or other agreement providing for an equitable allocation among such Obligor and each other Obligor of their respective obligations under the Affiliate Accommodations.  This Section is intended solely to preserve the rights of Administrative Agent and the Lenders to the maximum extent not subject to avoidance under Applicable Laws, and no Obligor or any other Person shall have any right or claim under this Section except to the extent necessary so that neither the obligations of any Obligor under its Affiliate Guaranty nor its Affiliate Pledge shall be rendered voidable under Applicable Laws.  Each Obligor has received and will receive direct and indirect material benefits from the Affiliate Accommodations of each other Obligor, and the Affiliate Guaranty and Affiliate Pledge made and given by such Obligor in furtherance of its own business interests.  The value of the consideration received and to be received by such Obligor in respect of its Affiliate Accommodations is reasonably worth at least as much as the amount of the obligations of such Obligor incurred thereunder.

Section 15.5. Information.  Each Obligor is currently informed of the financial condition of each other Obligor and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Obligor is familiar with and has had an opportunity to review the books and records regarding the financial condition of each other Obligor and is familiar with the value of any and all property of each such other Obligor intended to be security for the payment of all or any part of the Obligations, provided, that such Obligor is not relying on such financial condition or the existence or value of any such security as an inducement to enter into its Affiliate Accommodations. Each Obligor has adequate means to obtain, on a continuing basis, information concerning the financial condition of each other Obligor.

Section 15.6. Affiliate Accommodations Not Impaired.  Each Obligor agrees that its Affiliate Accommodations shall not be released, impaired, reduced, or affected by the occurrence of any one or more of the following events: (a) partial or total release or discharge of any other Person from liability for the Obligations or the performance of any obligation under the Loan Documents, (b) any change in the time, manner or place of payment of, or in any other term of, or any increase or decrease in the amount of, all the Obligations owing by any other Obligor, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, any of the Loan Documents, (c) any failure to acquire, perfect or continue perfection of any Lien on any Collateral securing all or any part of the Obligations or any release or subordination of any such Lien, (d) any failure to dispose of any Collateral in a commercially reasonable manner or as otherwise may be required by any Applicable Law, (e) any merger, reorganization, consolidation, or dissolution of any other Obligor or any change in the name, business or organization of any other Obligor, (f) any change in the capitalization or Equity Interest ownership of any Obligor, (g) any invalidity or unenforceability of any of the Loan Documents against any other Obligor, (h) any waiver, consent, extension, forbearance, or granting by Administrative Agent or any Lender of any indulgence with respect to the Guaranteed Obligations or any provision of any of the Loan Documents, (i) any delay in or lack of enforcement of any remedies under the Loan Documents, (j) any election of remedies by Administrative Agent or any Lender, (k) any of the Loan Documents were forged by any other Obligor, (l) in any Proceeding in respect of any other Obligor (i) the election by Administrative Agent or any Lender of the application of Section 1111(b)(2) of the Bankruptcy Code, (ii) any borrowing or grant of a security interest by such Obligor, or use of cash Collateral by such other Obligor, (iii) the extension of post-petition financing to any Obligor or (iv) the disallowance of all or any portion of the claims of Administrative Agent or the Lenders for payment of any of the Obligations owing by such other Obligor or (m) any other circumstance which might otherwise constitute a legal or equitable discharge or defense available to any other Obligor other than that the Obligations of such Obligor shall have been indefeasibly paid and performed in full.

Section 15.7. Consent and Waiver.

(a) Each Obligor waives (i) notice of any Loans or other financial accommodations to or for the benefit of any other Obligor, (ii) notice of any adverse change in the financial condition of any other Obligor, (iii) presentment, notice of presentment, demand, protest and notice thereof, notice of intent to accelerate, notice of acceleration, notice of dishonor, diligence or promptness in enforcement, and indulgences of every kind as to any Obligations, (iv) any requirement that Administrative Agent or any Lender exhaust any right or take any action against any other Obligor or any Collateral, (v) the benefit of any statute of limitation applicable to enforcement of the Obligations owing by any other Obligor, (vi) all rights by which Obligor might be entitled to require suit on an accrued right of action in respect of any of the Obligations owing by any other Obligor or require suit against any other Obligor, whether arising pursuant to Section 34.02 of the Texas Business and Commerce Code, as amended, Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, Rule 31 of the Texas Rules of Civil Procedure, as amended, or otherwise or (vii) any other defense of any other Obligor (other than that the Obligations of such Obligor shall have been indefeasibly paid and performed in full.

(b) Administrative Agent and the Lenders may at any time, without the consent of or notice to any Obligor and without impairing, releasing, reducing, or affecting the obligations of any Obligor under its Affiliate Accommodations, (i) change the manner, place, or terms of payment of all or any part of the Obligations, or renew, extend, modify, rearrange, refinance, refund, increase or alter all or any part of the Obligations, (ii) sell, exchange, release, surrender, subordinate, realize upon, or otherwise deal with in any manner and in any order any Collateral and any Lien securing all or any part of the Obligations, (iii) exercise or refrain from exercising any rights against any other Obligor, or otherwise act or refrain from acting, (iv) settle or compromise all or any part of the Obligations owing by any other Obligor, (vi) release any Person or grant forbearance or other indulgences or (vii) renew, extend, amend, modify or restate any of the Loan Documents in any manner at any time in accordance with the terms thereof.  The Affiliate Accommodations of a Obligor shall not be impaired by any action, if any, which results in the denial or impairment of any right to seek a deficiency against any other Obligor.

Section 15.8. Affiliate Subordination.  The payment of any and all principal of and interest on all Debt owing to a Obligor by any other Obligor, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, now or hereafter existing, due or to become due under any circumstances, including, without limitation, any rights of subrogation of a Obligor in respect of any payment by such Obligor of the Obligations of any other Obligor pursuant to its Affiliate Accommodations (herein called the “Subordinated Affiliate Debt”), shall in all respects be subordinate and junior in right of payment and enforcement to the prior payment and enforcement in full of the Obligations as provided in this Section, and until the Commitments have been terminated and the Obligations have been paid in full, no payments thereon may be made or retained except as expressly allowed herein.  Notwithstanding the foregoing, subject to the terms of this Agreement, an Obligor may make payments on Subordinated Affiliate Debt, provided, that at the time of and after giving effect to such payment, no Default or Even of Default exists.  In the event that any Obligor shall receive any payment on account of the Subordinated Affiliate Debt in violation of this Section, such Obligor will hold, or cause to be held (as the case may be), any amount so received in trust for the benefit of Administrative Agent and will forthwith deliver, or cause to be delivered (as the case may be), such payment to Administrative Agent, in the form received, to be applied to the Obligations.  All Liens, if any, at any time securing payment of all or any part of the Subordinated Affiliate Debt (herein called the “Subordinated Affiliate Liens”) shall be and remain junior and subordinate to the Administrative Agent’s Liens securing payment of the Obligations, regardless of whether such Subordinated Affiliate Liens presently exist or are hereafter created or when such Subordinated Affiliate Liens were created, perfected, filed, or recorded (provided that the foregoing shall not be interpreted or deemed to allow the existence of any Liens that are prohibited by the Loan Documents).  Each Obligor shall not exercise or enforce any creditors’ rights or remedies that it may have against any other Obligor, or foreclose, repossess, sequester, or otherwise institute any action or proceeding to enforce the Subordinated Affiliate Debt or any Subordinated Affiliate Lien on any assets of any other Obligor unless and until the Obligations shall have been paid and performed in full.

Section 15.9. Contribution and Indemnification .  To the extent that any Obligor shall repay any of the Obligations owing by any other Obligor (any such payment hereinafter being called an “Accommodation Payment”) then the Obligor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Obligors in an amount, for each of such other Obligor, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Obligor’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all Obligors.  As of any date of determination, the “Allocable Amount” of each Obligor be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Obligor under its Affiliate Accommodations without (a) rendering such Obligor insolvent within the meaning of the Bankruptcy Code, the Uniform Fraudulent Transfer Act (“UFTA”) or the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Obligor with unreasonably small capital or assets, within the meaning of the Bankruptcy Code, the UFTA or the UFCA, or (c) leaving such Obligor unable to pay its debts as they become due within the meaning of the Bankruptcy Code, the UFTA or the UFCA.  All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations, as provided by Section 15.8.  The provisions of this Section shall, to the extent (if any) expressly inconsistent with any other provision in the Loan Document, supersede any such inconsistent provision.

Section 15.10. Cumulative.  The liabilities and obligations of each Obligor under its Affiliate Accommodations are in addition to and shall be cumulative of all other obligations of such Obligor otherwise provided by this Agreement and the other Loan Documents.

ARTICLE XVI
BORROWER REPRESENTATIVE

Section 16.1. Appointment.  Parent is hereby appointed by each Borrower as such Borrower’s contractual representative (herein referred to as the “Borrower Representative” under this Agreement and the other Loan Documents, and each such Borrower irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower as provided by this Agreement and the other Loan Documents.  The Borrower Representative agrees to act as such contractual representative as provided herein.  Without limiting the foregoing, each Borrower hereby appoints the Borrower Representative as its agent to receive proceeds of Loans in the Designated Account, at which time the Borrower Representative shall promptly disburse such proceeds to such Borrower.  Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any other Obligor for any action taken or omitted to be taken by the Borrower Representative or any Borrowers pursuant to this Agreement.

Section 16.2. Notices.  Any notice required by Administrative Agent to Borrowers or any Borrower pursuant to this Agreement or the other Loan Documents may be directed to and in the name of the Borrower Representative.  Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower.  Any notice required by a Borrower to Administrative Agent or the Lenders pursuant to this Agreement or the other Loan Documents may be sent by and on behalf of such Borrower by the Borrower Representative.  Any such notice provided by the Borrower Representative shall constitute notice by each such Borrower.

Section 16.3. Loan Documents.  Each Borrower hereby empowers and authorizes the Borrower Representative, on behalf of such Borrower, to execute and deliver to Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Aggregate Borrowing Base Certificate, the Borrowing Base Certificate of each Borrower and the Compliance Certificates.  Each Borrower agrees that any action taken by the Borrower Representative or Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Borrowers with the same effect as if taken by such Borrowers.

ARTICLE XVII
MISCELLANEOUS

Section 17.1. Waivers & Amendments.  No waiver or amendment of any provision of any Loan Document and no consent to any departure therefrom shall be effective unless it is in writing and signed as provided below in this section, and then such waiver, amendment or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing.  No waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (a) if such party is an Obligor, by such Obligor, (b) if such party is Administrative Agent, by Administrative Agent and (c) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Required Lenders; provided however, that with respect to any Lender that is an Affiliate of Administrative Agent and for which Administrative Agent acts as servicer, Administrative Agent may act on such Lender’s behalf.  Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would:  (i) increase the maximum amount which such Lender is committed hereunder to lend, (ii) reduce any principal, interest or fees payable to such Lender hereunder, (iii) extend the Maturity Date or postpone any date fixed for any payment of any such fees, principal or interest, (iv) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (v) release any Obligor from its obligation to pay such Lender’s Obligations, (vi) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, or (vii) amend this Section 17.1.

Section 17.2. Severability.  The illegality or unenforceability of any provision of any Loan Document shall not in any way affect or impair the legality or enforceability of the remaining provisions thereof.

Section 17.3. Governing Law; Venue.

(a) This Agreement and the other Loan Documents shall be governed and construed in accordance with the laws of the State of Texas without regard to its conflicts of law principles.

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of Texas or in the United States District Court for the Northern District of Texas, and by execution and delivery of this Agreement, each Obligor, Administrative Agent and each Lender consents to the non-exclusive jurisdiction of those courts.  Each Obligor, Administrative Agent and each Lender irrevocably waives any objection, including any objection to venue on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.  Notwithstanding the foregoing, Administrative Agent and each Lender shall each have the right to bring any action or proceeding against any Obligor or its property in the courts of any other jurisdiction as Administrative Agent or Lenders, as the case may be, deems necessary or appropriate in order to exercise remedies with respect to the Collateral.

Section 17.4. Waiver of Jury Trial.  Each Obligor, Administrative Agent and Lenders each irrevocably waives its respective right to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement, the other Loan Documents, or the transactions contemplated hereby or thereby, in any action, proceeding or other litigation of any kind brought by either against the other, whether with respect to contract claims, tort claims, or otherwise.  Each Obligor, Administrative Agent and Lenders each agrees that any such claim or cause of action shall be tried by a court without a jury.  Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or the other Loan Documents or any provision hereof or thereof.  This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement and the other Loan Documents, whether or not specifically set forth therein.

Section 17.5. Fees and Expenses.  Obligors jointly and severally agree to pay to Administrative Agent and Lenders, on demand, all costs, fees and expenses that Administrative Agent or Lenders, as the case may be, pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, perfection and termination of this Agreement or any of the other Loan Documents, including:  (a) reasonable attorneys fees and costs for preparation, negotiation and closing of the Loan Documents and any amendment, supplement, waiver, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby, (b) ongoing administration of the Loan Documents, including without limitation, reasonable attorneys fees and costs incurred in consultation with attorneys, (c) costs and expenses of lien and title searches, (d) taxes, fees and other charges for filing financing statements and other actions to perfect, protect and continue Administrative Agent’s Liens, (e) sums paid or incurred to pay any amount or take any action required of any Obligor under the Loan Documents that such Obligor fails to pay or take, (f) costs of appraisals, inspections and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and Obligor’s operations by Administrative Agent, (g) costs and expenses of disbursing Loans and administering cash management of Collateral proceeds, including collection accounts and lock-boxes, (h) costs and expenses of preserving and protecting the Collateral, (i) costs, fees and expenses, including reasonable attorneys fees and costs, paid or incurred to enforce Administrative Agent’s Liens, sell or dispose of the Collateral, and obtain payment of the Obligations and (j) costs and expenses, including reasonable attorneys fees and costs, paid or incurred to defend any claims made or threatened against Administrative Agent or Lenders arising out of the transactions contemplated by the Loan Documents (all such costs, expenses and fees described in this Section 17.5, the “Lender Party Expenses”).  The foregoing shall not limit any other provisions of the Loan Documents regarding costs and expenses to be paid by any Obligor.

Section 17.6. Notices.  Except as otherwise expressly provided in any Loan Document, all notices, demands and requests that any party is required to give to any other party shall be in writing and shall become effective (a) upon personal delivery, (b) three (3) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) when properly transmitted by telecopy, in each case addressed to the party to be notified as follows:

If to Administrative Agent:

NewStar Business Credit, LLC
8080 North Central Expressway, Suite 800
Dallas, Texas  75206
Fax No.: 214-242-5840
Attention:  Portfolio Manager, URGENT

with a copy (which shall not constitute notice) to:

Hunton & Williams LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Fax No.:  214-880-0011
Attention:  Daniel C. Garner, Esq.

If to a Lender: To the address set forth below such Lender’s name on Schedule 1.1A hereto

If to any Obligor:

Precision Aerospace Components, Inc., as Borrower Representative
2200 Arthur Kill Road
Staten Island, NY 10309
Fax No.: 347-258-9006
Attention:  Andrew S. Prince, President and CEO

with a copy (which shall not constitute notice) to:

LeClair Ryan
1037 Raymond Boulevard, Sixteenth Floor
Newark, NJ 07102
Fax No.:  973-491-3555
Attention:  John J. Oberdorf, Esq.

or to such other address as each party may designate for itself by like notice.

Section 17.7. Waiver of Notices.  Unless otherwise expressly provided in any Loan  Document, each Obligor hereby waives presentment and notice of demand or dishonor and protest, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled.  No notice to or demand on any Obligor which Administrative Agent or Lenders may elect to give shall entitle such Obligor or any other Obligor to any or further notice or demand in the same, similar or other circumstances.

Section 17.8. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of each Obligor, Administrative Agent and Lenders and their respective representatives, successors, and assigns, provided, that no interest herein may be assigned, and no obligation may be delegated, by any Obligor without prior written consent of Administrative Agent.  The rights and benefits of Administrative Agent and Lenders under the Loan Documents shall inure to any Person acquiring any interest in the Obligations, unless otherwise agreed by Administrative Agent, Lenders and any such Person.

Section 17.9. Indemnity of Lenders and Administrative Agent by Obligors.  Each Obligor agrees to defend, indemnify and hold each Indemnified Person harmless from and against any and all Indemnified Claims, provided, that Obligors shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely and directly from the willful misconduct or gross negligence of such Indemnified Person.  The agreements in this Section 17.9 shall survive any termination of this Agreement or payment of all other Obligations.

Section 17.10. Limitation of Liability.  No claim may be made by any Obligor against Administrative Agent and/or Lenders or any of their Affiliates, directors, officers, members, managers, employees or agents for any special, indirect, consequential, exemplary or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission or event occurring in connection therewith, and each Obligor hereby waives, releases and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 17.11. Continuing Rights of Lenders in Respect of Obligations.  In the event any amount from time to time applied in reduction of the Obligations is subsequently set aside, avoided, declared invalid or recovered by any Obligor or any trustee or in bankruptcy, or in the event any Lender is otherwise required to refund or repay any such amount pursuant to any applicable law, then the Obligations shall automatically be deemed to be revived and increased to the extent of such amount and the same shall continue to be secured by the Collateral as if such amount had not been so applied.

Section 17.12. Assignments.

(a) Lenders may at any time sell, assign, grant participations in, delegate or otherwise transfer to any other Person (an “Assignee”) all or part of the rights and duties of a Lender under this Agreement and the other Loan Documents.  To the extent indicated in any document, instrument or agreement so selling, assigning, granting participations in, or otherwise transferring to an Assignee such rights and/or duties, (i) the Assignee shall acquire all of such Lender’s rights under the Agreement and the other Loan documents and (ii) the Assignee shall be deemed to be the “Lender” under this Agreement and the other Loan Documents with the authority to exercise such rights in the capacity of Lender.  Each Obligor hereby authorizes each Lender to disseminate any information it has pertaining to the Obligations, including without limitation, complete and current credit information on such Obligor or any other Obligor, and any of their principals to any Assignee or prospective Assignee.  Each Obligor hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Obligor to the Assignee and that the Assignee shall be considered to be a Lender hereunder.  The Lenders may at any time (a) pledge the Obligations held by it or create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents in favor of any Person; provided, however, that (i) no such pledge or grant of security interest to any Person shall release a Lender from its obligations hereunder or under any other Loan Document and (ii) the acquisition of title to the Lender’s Obligations pursuant to any foreclosure or other exercise of remedies by such Person shall be subject to the provisions of this Agreement and the other Loan Documents in all respects.

(b) Except as otherwise provided herein, a Lender shall, as between each Obligor and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Loans or other Obligations owed to such Lender.  Such Lender may furnish any information concerning any Obligor from time to time to Assignees and participants and to any Affiliate of such Lender or its parent company.

Section 17.13. Confidentiality.  Subject to requirements applicable to Obligors under Applicable Laws, each Obligor agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose any provision of any Loan Document to any Person (other than to such Obligor’s advisors and officers on a need-to-know basis, or as required by Applicable Law) without Administrative Agent’s prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.  Each Obligor agrees to submit to Administrative Agent and Administrative Agent reserves the right (subject to the last sentence of this Section 17.13) to review and approve all materials that such Obligor or any of its Affiliates prepares that contain any Lender Party’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby.  Each Obligor shall not, and shall not permit any of its Affiliates to, use any Lender Party’s name (or the name of any of their Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without such Lender Party’s prior written consent (except as required by applicable law).  Nothing contained in any Loan Document is intended to permit or authorize any Obligor or any of its Affiliates to contract on behalf of any Lender Party.  Notwithstanding the foregoing, nothing contained in this Section 17.13 shall prohibit any Obligor from complying with requirements of Applicable Laws.

Section 17.14. Acceptance and Performance.  This Agreement shall become effective only upon acceptance by Lenders and by Administrative Agent at its office in Dallas, Dallas County, Texas.  The Obligations are payable at Administrative Agent’s offices in Dallas, Dallas County, Texas.

Section 17.15. Schedules.  All Schedules referenced herein and attached hereto are incorporated in this Agreement and made a part hereof for all purposes.

Section 17.16. Counterparts.  This Agreement may be executed in any number of counterparts, and signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  A telecopy of any such executed counterpart signature page shall be deemed valid as an original.

Section 17.17. Captions.  The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and may not be construed to modify, enlarge or restrict any provision of this Agreement.

This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

Remainder of page blank

Signatures follow

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Agreement Date.

PARENT:

PRECISION AEROSPACE COMPONENTS, INC.

By:       _____________________________________
Name:  Andrew S. Prince
Title:    President, Chief Executive Officer and Treasurer

BORROWERS:

FREUNDLICH SUPPLY COMPANY, INC.

By:       _____________________________________
Name:  Andrew S. Prince
Title:    President, Chief Executive Officer and Treasurer

TIGER-TIGHT CORP

By:       _____________________________________
Name:  Andrew S. Prince
Title:    President, Chief Executive Officer and Treasurer

APACE ACQUISITION I, INC.
By:       _____________________________________
Name:  Andrew S. Prince
Title:    President, Chief Executive Officer and Treasurer

APACE ACQUISITION II, INC.

By:       _____________________________________
Name:  Andrew S. Prince
Title:    President, Chief Executive Officer and Treasurer

ADMINISTRATIVE AGENT:

NEWSTAR BUSINESS CREDIT, LLC, as Administrative Agent, Swing Lender and as a Lender

By:       _____________________________________
Name:  Greg Gentry
Title:    Senior Vice President

LENDERS:

NEWSTAR BUSINESS CREDIT, LLC
as a Lender and as Swing Lender

By:       _____________________________________
Name:  _____________________________________
Title:    _____________________________________